UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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HUB GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hub Group, Inc.
2000 Clearwater Drive
OAK BROOK, ILLINOIS 60523

April 7, 2020

Dear Fellow Stockholder:

We will hold the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Hub Group, Inc. at 10:00 a.m. Central time on Wednesday, May 20, 2020.  However, due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our employees and stockholders, the Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.

As in prior years, we have again elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. The accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement describes the matters to be acted upon and is available at www.proxyvote.com and at our corporate website www.hubgroup.com/proxy. The Annual Report to Stockholders (which includes our Annual Report on Form 10-K) also is available at those websites.  We believe that providing our proxy materials over the Internet increases the ability of our stockholders to obtain the information they need, while reducing the environmental impact of the Annual Meeting and our costs associated with the physical printing and mailing of proxy materials.

It is important that your shares be represented at the Annual Meeting. To be admitted to the Annual Meeting at www. virtualshareholdermeeting.com/HUBG2020, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. We hope you will participate in the Annual Meeting. However, even if you anticipate attending the virtual meeting, we urge you to please vote your proxy either by mail, telephone or over the Internet in advance of the Annual Meeting to ensure that your shares will be represented.

I look forward to updating you on developments in our business at the Annual Meeting.

Sincerely,

DAVID P. YEAGER
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

PLEASE VOTE EITHER BY
MAIL, TELEPHONE OR OVER THE INTERNET
WHETHER OR NOT YOU EXPECT TO PARTICIPATE IN THE ANNUAL MEETING.

Hub Group, Inc.
2000 Clearwater Drive
OAK BROOK, ILLINOIS 60523

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Hub Group, Inc.:

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Hub Group, Inc., a Delaware corporation, will be held exclusively online via the Internet on Wednesday, May 20, 2020, at 10:00 a.m. Central time for the following purposes:

(1)	To elect the eight nominees listed in the accompanying proxy statement to the Company’s board of directors;

(2)	To approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ended December 31, 2020; and

(4)	To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

We plan to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders instead of paper copies of our Proxy Statement and 2019 Annual Report to Stockholders.  The Notice, which is expected to be mailed to stockholders on or about April 7, 2020, contains instructions on how to access our materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. The Notice is not a form for voting and presents only an overview of the proxy materials.

The Annual Meeting will be presented exclusively online at www.virtualshareholdermeeting.com/HUBG2020. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions to management during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HUBG2020.

Your vote is important.  Whether or not you plan to attend the virtual Annual Meeting, please vote by telephone or over the Internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting.  Instructions for voting are described in the Notice, the Proxy Statement and the proxy card.

The Board of Directors has fixed the close of business on March 23, 2020, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Oak Brook, Illinois	DOUGLAS G. BECK
April 7, 2020	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2020

This Notice of 2020 Annual Meeting of Stockholders, our Proxy Statement, our 2019 Annual Report to Stockholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2019) and a form of proxy card or voting instruction form (collectively, the “Proxy Materials”) are available at www.proxyvote.com.  You will need your Notice of Internet Availability (“Notice”) or proxy card to access the Proxy Materials there.  A copy of our Proxy Materials also can be found on our corporate website – www.hubgroup.com/proxy.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing our Proxy Materials over the Internet to some of our stockholders.  This means that some stockholders will not receive paper copies of these documents but instead will receive only a Notice containing instructions on how to access the Proxy Materials over the Internet and how to request a paper copy of our Proxy Materials.  Stockholders who do not receive a Notice will receive a paper copy of the Proxy Materials by mail, unless they have previously requested delivery of proxy materials electronically.

(i)

Hub Group, Inc.
2000 Clearwater Drive
OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on May 20, 2020

SOLICITATION, MEETING AND VOTING INFORMATION

Q:	What is this document?

A:
This document is the Proxy Statement of Hub Group, Inc. that is being made available to stockholders on the Internet, or sent to stockholders upon request, in connection with our Annual Meeting of stockholders to be held on Wednesday, May 20, 2020 exclusively online via the Internet (the “Annual Meeting”).  A proxy card is also being furnished with this document, if you requested printed copies of the proxy materials. We have tried to make this document simple and easy to understand. The SEC encourages companies to use “plain English,” and we always try to communicate with you clearly and effectively. We refer to Hub Group, Inc. throughout as “we,” “us,” the “Company” or “Hub Group.”  Additionally, unless otherwise noted or required by context, “2020,” “2019,” “2018,” and “2017,” refer to our fiscal years ended or ending December 31, 2020, 2019, 2018 and 2017, respectively.

Q:	What documents constitute our “proxy materials”?

A:
The Proxy Materials include the Notice of 2020 Annual Meeting of Stockholders, the Proxy Statement, our 2019 Annual Report to Shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2019) and the proxy card or voting instruction form.

Q:	What is a proxy, who is asking for it, and who is paying for the cost to solicit it?

A:	A proxy is your legal designation of another person, called a “proxy,” to vote your stock. The document that designates someone as your proxy is also called a proxy or a proxy card.

Our directors, officers, and employees are soliciting your proxy on behalf of our Board of Directors.  Those persons will not receive additional payment or compensation for doing so except reimbursement for any related out-of-pocket expenses. We will, upon request, reimburse brokers, banks, custodians and similar organizations for their expenses in forwarding proxy materials to beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, personal contact, email and other electronic means, advertisements and personal solicitation, or otherwise. The Company will pay the expense of any proxy solicitation. We may hire a proxy solicitation firm at standard industry rates to assist in the solicitation of proxies.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to SEC rules, the Company is using the Internet as the primary means of furnishing proxy materials to stockholders again this year. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials online. Instructions on how to request a printed copy of the proxy materials also may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its Annual Meetings and the cost to the Company associated with the physical printing and mailing of materials.

Q:	Why am I receiving these materials?

A:
You received the Notice and you are receiving this document because you were one of our stockholders on March 23, 2020, the record date for the Annual Meeting. We are soliciting your proxy (i.e., your permission) to vote your shares of Hub Group stock upon certain matters at the Annual Meeting. We are required by law to convene an Annual Meeting of our stockholders at which directors are elected. It would be impractical, if not impossible, for our stockholders to meet physically to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing the Notice on or about April 7, 2020.

Q:	What if I have more than one account?

A:
Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), online at www.astfinancial.com or by calling (800) 937-5449.

Q:	Who may access the virtual Annual Meeting?

A:
Only stockholders and their proxy holders will be able to access the virtual Annual Meeting. As indicated, we will not have an in-person Annual Meeting.  You will need to enter the 16-digit control number received with your proxy card or the Notice to enter the Annual Meeting via the online web portal. See “If I vote by proxy, can I still access the Annual Meeting and vote there if I choose?” below.

Q:	How many votes must be present to hold the Annual Meeting? Do abstentions and “broker non-votes” count?

A:
Our Amended and Restated Bylaws (the “Bylaws”) provide that the presence of the holders of one-third of the shares of capital stock entitled to vote at a meeting, in person or represented by proxy, will constitute a quorum at the Annual Meeting.  Stockholders who participate in the virtual Annual Meeting will be deemed to be present in person. A quorum must exist to conduct any business at the Annual Meeting. If a quorum is not present at the Annual Meeting, any officer entitled to preside at or to act as Secretary of the Annual Meeting will have power to adjourn the Annual Meeting from time to time until a quorum is present.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  Additionally, broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum only when there are “routine” matters to be voted upon. Because there is a “routine” matter to be voted upon at the Annual Meeting, broker non-votes also will be included for purposes of determining a quorum.  See “What are ‘broker votes’ and ‘broker non-votes’?” below.

Q:	Who may vote at the Annual Meeting?

A:
Only stockholders of record at the close of business on March 23, 2020 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting.  As of that date, there were 33,277,909 shares of Class A Common Stock (each a “Class A Share”) and 662,296 shares of Class B Common Stock (each a “Class B Share,” and collectively with the Class A Shares, the “Shares”) outstanding and entitled to be voted at the Annual Meeting.  Each Class A Share is entitled to one (1) vote and each Class B Share is entitled to approximately eighty-four (84) votes.

Q:	Will a list of stockholders entitled to vote at the Annual Meeting be available?

A:
In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available for any purpose germane to the Annual Meeting beginning May 8, 2020 at our corporate headquarters during regular business hours.  In addition, during the Annual Meeting, that list of stockholders will be available for examination at www.virtualshareholdermeeting.com/HUBG2020.

Q:	What am I voting on at the Annual Meeting?

A:	There are three proposals to be considered and voted on at the Annual Meeting:

•
To elect the eight director nominees identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) or upon his or her successor being elected and qualified;

•	To approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“say-on-pay” vote); and

•	To ratify the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accountants for 2020.

We will also consider other business that properly comes before the Annual Meeting in accordance with Delaware law and our Bylaws.

Q:	What are my choices when voting on the election of the eight director nominees identified in this Proxy Statement, and what vote is needed to elect nominees to the Board of Directors?

A:
Regarding the vote on the election of the eight director nominees identified in this Proxy Statement to serve until the 2021 Annual Meeting or until his or her successor is elected and qualified, stockholders may:

•	vote “FOR” all of the director nominees;

•	vote in “FOR ALL EXCEPT” specific director nominees; or

•	vote to “WITHHOLD ALL” authority to vote for all director nominees.

Directors are elected by a plurality of the votes cast at the Annual Meeting by the shares represented in person or by proxy and entitled to vote on the election of directors at the Annual Meeting provided a quorum is present. Withholding of authority to vote in the election and broker non-votes will not affect the outcome of the election, provided a quorum is present. As a result, the eight nominees receiving the highest number of “FOR” votes will be elected as directors.

Q:
What are my choices when voting on the advisory (non-binding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?

A:	Regarding the advisory (non-binding) proposal on the compensation paid to our Named Executive Officers, stockholders may:

•	vote “FOR” the advisory say-on-pay proposal;

•	vote “AGAINST” the advisory say-on-pay proposal; or

•	“ABSTAIN” from voting on the advisory say-on-pay proposal.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve, on an advisory basis, the say-on-pay vote. As an advisory vote, this proposal is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions. For additional information, please see the discussion on page 40 of this Proxy Statement.

Q:
What are my choices when voting on the ratification of the appointment of E&Y as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020, and what vote is needed to ratify their appointment?

A:	Regarding the vote on the proposal to ratify the appointment of E&Y as the Company’s independent registered public accountants for 2020, stockholders may:

•	vote “FOR” the ratification;

•	vote “AGAINST” the ratification; or

•	“ABSTAIN” from voting on the ratification.

The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the proposal to ratify the appointment of E&Y as our independent registered public accountants for 2020. For additional information, please see the discussion on page 42 of this Proxy Statement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Annual Meeting. Our Board of Directors unanimously recommends that you vote:

•	“FOR ALL” of the eight nominees to our Board of Directors identified in this Proxy Statement;

•	“FOR” the advisory (non-binding) proposal regarding the compensation paid to our Named Executive Officers (“say-on-pay”); and

•	“FOR” the ratification of the appointment of E&Y as our independent registered public accountants for 2020.

Q:	How will the Class B shares be voted at the Annual Meeting?

A:
As of March 23, 2020, members of the Yeager family, directly or by trust, own all 662,296 shares of Class B Common Stock (the “Class B Stockholders”). Consequently, the Class B Stockholders control approximately 62.6% of the voting power on all matters presented for stockholder action. The Class B Stockholders are parties to an Amended and Restated Stockholders’ Agreement, dated April 22, 2014 (the “Stockholders’ Agreement”), pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such Class B Shares.  The Stockholders’ Agreement requires, among other things, that the Class B Stockholders hold a meeting prior to the Annual Meeting so that they can determine how the shares of Class B Common Stock will be voted on matters presented at the Annual Meeting. Under the Stockholders’ Agreement, if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the Annual Meeting of Class B Stockholders after two attempts, each Class B Stockholder has agreed to vote or cause to be voted all of its shares of Class B stock as recommended by the independent directors of the Board of Directors. On March 27, 2020, the independent directors resolved that in the event of a deadlock or if a quorum cannot be achieved at the meeting of Class B Stockholders after two attempts, the independent directors unanimously recommend that the Class B Stockholders vote FOR each of the proposals being submitted to stockholders at the Annual Meeting, consistent with their recommendations set forth above.

Q:	How do I vote?

A:
If your shares are registered directly in your name with our transfer agent, AST, you are considered a stockholder of record with respect to those shares. If you are a record holder, the Notice is being sent to you directly by Broadridge Investor Communication Solutions, Inc. (‘‘Broadridge”). Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the Annual Meeting, please vote by (i) accessing the Internet website specified on the Notice, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials or (iii) marking, signing and returning your proxy card promptly, if you requested printed copies of the proxy materials, so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Annual Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:
If your shares are held by a broker, bank or other nominee (this is called “street name”), your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge that offers Internet and telephone voting options.

Q:	If I vote by proxy, can I still access the Annual Meeting and vote there if I choose?

A:
Yes.  If you are a stockholder of record, the method you use to vote will not limit your right to vote at the virtual Annual Meeting if you decide to participate. As indicated, we are hosting the Annual Meeting exclusively online at www.virtualshareholdermeeting.com/HUBG2020. There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the virtual Annual Meeting will be deemed to be present in person and will be able to vote during the Annual Meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.virtualshareholdermeeting.com/HUBG2020 at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of March 23, 2020. The Notice includes instructions on how to participate in the Annual Meeting and how to vote your shares by accessing the virtual Annual Meeting via the Internet. You will need to enter the 16-digit control number received with your proxy card or Notice to enter the Annual Meeting via the online web portal.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, may I still access the Annual Meeting?

A:
Yes.  Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.virtualshareholdermeeting.com/HUBG2020 at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders as of the record date.  Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the virtual meeting.

Q:	May I ask questions?

A:
Yes.  You may submit a question in two ways.  If you want to ask a question before the meeting, then beginning at 9 a.m., Central Time, on May 15, 2020, and until 11:59 p.m., Central Time, on May 19, 2020, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, you will be able to submit questions live during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/HUBG2020, typing your question into the “Ask a Question” field, and clicking “Submit.”  Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Q:	Is cumulative voting allowed? Do I have dissenters’ or appraisal rights?

A:	No. Cumulative voting rights are not authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon at the Annual Meeting.

Q:	What are “broker votes” and “broker non-votes”?

A:
On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted “FOR” or “AGAINST” the “routine” matter. For purposes of the Annual Meeting, Proposal 3 – the ratification of the appointment of E&Y as our independent registered public accountants for 2020 is considered a “routine” matter.

Under applicable stock exchange rules, Proposal 1 – the election of directors, and Proposal 2 – the advisory (non-binding) vote on the compensation of our Named Executive Officers (“say-on-pay” vote) are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Annual Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on either Proposal 1 - the election of directors, or Proposal 2 – the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say-on-pay”), without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Annual Meeting on all matters up for consideration.

Q:	What if I abstain from voting?

A:
You have the option to “ABSTAIN” from voting with respect to Proposal 2 – the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say-on-pay”), and  Proposal 3 – the ratification of the appointment of E&Y as the Company’s independent registered public accountants for 2020. Abstentions with respect to these proposals are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against these proposals.

Q:	May I revoke my proxy after I have delivered my proxy?

A:
Yes. You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy also will be considered revoked if you attend the Annual Meeting and vote via the virtual portal. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote during the virtual Annual Meeting.

Q:
How will my shares be voted if I return my proxy card or vote via telephone or Internet? What if I return my proxy card but do not provide voting instructions or complete the telephone or Internet voting procedures but do not specify how I want to vote my shares?

A:
Our Board of Directors has named David P. Yeager, our Chairman and Chief Executive Officer, Phillip D. Yeager, our President and Chief Operating Officer, and Douglas G. Beck, our Executive Vice President, General Counsel and Corporate Secretary, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Annual Meeting as you direct.

IF YOU SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION OR COMPLETE THE TELEPHONE OR INTERNET VOTING PROCEDURES BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THE SHARES WILL BE VOTED “FOR ALL” OF THE PERSONS NAMED HEREIN AS DIRECTORS; “FOR” THE PROPOSAL REGARDING AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”) AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2020.

Q:	Who will count the votes?

A:
A representative of Broadridge has been appointed as an inspector of elections for the Annual Meeting.  That person will tabulate votes cast by proxy or during the Annual Meeting as well as determine whether a quorum is present.

Q:	Where can I find voting results of the Annual Meeting?

A:
We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting (a copy of which will be available on the “Investors” section of our website, www.hubgroup.com, under the link “SEC Filings”). If our final voting results are not available within four business days after the Annual Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:
You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “PROPOSAL 1: ELECTION OF DIRECTORS – Can stockholders recommend or nominate directors?” and “STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING” for more details.

The Board of Directors knows of no matters to be presented at the Annual Meeting other than those set forth in the Notice of 2020 Annual Meeting of Stockholders enclosed herewith. However, if other matters do come before the Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of a majority of votes cast by shares represented in person or by proxy and entitled to vote at such Annual Meeting, provided a quorum is present, or such greater vote as may be required under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or applicable law.

Q:	Whom should I contact with questions about the Annual Meeting?

A:
If you have any questions about this Proxy Statement or the Annual Meeting, please contact Douglas G. Beck, our Executive Vice President, General Counsel and Corporate Secretary, at 2000 Clearwater Drive, Oak Brook, Illinois 60523 or by telephone at (855) 353-0896.

Q:	What information is available on the Internet?

A:
A copy of this Notice of Annual Meeting, our Proxy Statement and, 2019 Annual Report to Stockholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2019) and the proxy card or voting instructions is available for download free of charge at www.proxyvote.com.

Additionally, our website address is www.hubgroup.com, which is used to distribute important Company information.  At the “Investors” tab of our website (under the link “SEC Filings”), we make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after they are electronically filed with the SEC.

Information from our website is not incorporated by reference into this Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

Our Amended and Restated Certificate of Incorporation requires that our Board of Directors consist of 3 to 12 members, with the exact number set by the Board.  The Board size is currently fixed at eight. All directors are elected annually by our stockholders.

How are directors identified and nominated?

Directors may be nominated by the Board of Directors or by stockholders as described below under “Can stockholders recommend or nominate directors?”   The Nominating and Governance Committee is responsible for identifying, evaluating and recommending qualified director candidates, including the director slate to be presented to stockholders at the Annual Meeting, to our Board, which makes the ultimate election or nomination determination, as applicable. The Nominating and Governance Committee may use a variety of methods to identify potential director candidates, such as recommendations by our directors, management, stockholders or third-party search firms Neither the Company nor the Nominating and Governance Committee currently utilizes the services of any search firm to identify or assist in identifying or evaluating potential nominees.

Does the Board consider diversity when identifying director nominees?

Yes. The Nominating and Governance Committee seeks to obtain candidates who will provide a diversity of viewpoints, professional experience, education and skills that complement those already existing on the Board. In addition, in selecting directors, the Nominating and Governance Committee will consider the need to strengthen the Board by providing a diversity of persons in terms of their expertise, age, gender, race, ethnicity, education, and other attributes that contribute to the Board’s diversity.  In performing its responsibilities for identifying, screening and recommending candidates to the Board, the Nominating & Governance Committee (i) ensures that candidates with a diversity of ethnicity and gender are included in any pool of candidates from which Board nominees are chosen, and (ii) considers diverse candidates from nonexecutive corporate positions and non-traditional environments.

How are nominees evaluated; what are the threshold qualifications?

The Nominating and Governance Committee is charged with recommending to our Board only those candidates that it believes are qualified to serve as Board members consistent with the criteria for selection of new directors adopted from time to time by the Board.

In determining a candidate’s suitability for consideration for membership on the Board, the Nominating and Governance Committee reviews all proposed nominees for the Board, including those proposed by stockholders, in accordance with the mandate contained in its charter. The Nominating and Governance Committee assesses a candidate’s independence, background, and experience, as well as our current Board’s skill needs. With respect to incumbent directors considered for re-election, the Nominating and Governance Committee also assesses each director’s meeting attendance record and suitability for continued service.  In addition, the Committee determines whether nominees are in a position to devote an adequate amount of time to the effective performance of director duties and possess the following threshold characteristics: informed judgment, integrity and accountability, record of achievement, understanding of the Company’s business or other related industries, a cooperative approach, loyalty, the ability to consult with and advise management and such other factors as the Nominating and Governance Committee determines are relevant considering the needs of the Board of Directors and the Company.  The Nominating and Governance Committee recommends candidates, including those submitted by stockholders, only if it believes a candidate’s knowledge, experience, and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Hub Group stockholders.

Who are the nominees this year?

All nominees for election as directors at the Annual Meeting, consisting of the seven incumbent directors who were elected at the 2019 annual meeting of stockholders, and Ms. Jenell R. Ross, were nominated by the Board of Directors for election by stockholders at the Annual Meeting upon the recommendation of the Nominating Committee. Our Board believes that each of the nominees can devote an adequate amount of time to the effective performance of director duties and possesses all of the threshold qualifications identified above.

If elected, each nominee would hold office until the 2021 Annual Meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

The following lists the nominees, their ages at the date of this proxy statement, and the calendar year in which they first became a director, along with their biographies and the specific experience, qualifications, attributes or skills that led the Board to conclude that each nominee should serve as a member of our Board of Directors.

Name and Committee Memberships	Age	Business Experience During the Past Five Years and Other Information

David P. Yeager	67
David P. Yeager has served as the Company’s Chairman of the Board since November 2008 and as Chief Executive Officer of the Company since March 1995. Mr. Yeager was Vice Chairman of the Board from March 1995 through November 2008. From October 1985 through December 1991, Mr. Yeager was President of Hub Chicago. From 1983 to October 1985, he served as Vice President, Marketing of Hub Chicago. Mr. Yeager started working for the Company in 1975. Mr. Yeager received a Masters in Business Administration degree from the University of Chicago in 1987 and a Bachelor of Arts degree from the University of Dayton in 1975.

Mr. Yeager formerly served as the Chair of the University of Dayton Board of Trustees. He has been an employee of the Company for over 40 years and in that time has helped grow the Company from a small family business into the nearly $3.7 billion enterprise it is today. Mr. Yeager has experience in all aspects of the business, including acting as founder and President of both the Pittsburgh Hub (1975) and the St. Louis Hub (1980). Mr. Yeager’s industry experience and Company knowledge make him uniquely suited to serve as our Chairman of the Board.

Mary H. Boosalis Committees: Audit Compensation Nominating and Governance	65
Mary H. Boosalis has served as a Director of the Company since May 2018. She is the President and CEO of Premier Health, the largest health system in southwest Ohio. Prior to her current role, Ms. Boosalis served as President of Premier Health and as Executive Vice President and Chief Operating Officer for the organization. Ms. Boosalis joined the health system in 1986, progressively expanding her leadership roles, including 5 years as President and CEO of Miami Valley Hospital.

Ms. Boosalis is a diplomat for the American College of Healthcare Executives, and a member of the Ohio Hospital Association and the Greater Dayton Area Hospital Association Boards. She is the Chair of the University of Dayton Board of Trustees. Additionally, she is a member of the Dayton Chamber of Commerce Board, the Dayton Business Committee, the Dayton Development Committee, the Dayton Minority Inclusion Committee and the Learn to Earn Board. Ms. Boosalis has been named to the Top 10 Women list by the Dayton Daily News, as an Ohio Most Powerful and Influential Woman by the Ohio Diversity Council, and as a Woman of Influence by the Dayton YWCA. Ms. Boosalis earned a Bachelor’s degree in Nursing, magna cum laude, from California State University at Fresno and a Masters degree in Health Services Administration, magna cum laude, from Arizona State University.

In her capacity as Chief Executive Officer of Premier Health, Ms. Boosalis has gained valuable executive experience in all aspects of business. Having served on numerous civic committees and boards, Ms. Boosalis is able to advise on public outreach and best practices across different industries. In addition to her valuable experience noted above, Ms. Boosalis provides a diversity of viewpoints and gender to the makeup of the board.

Name and Committee Memberships	Age	Business Experience During the Past Five Years and Other Information
James C. Kenny Committees: Audit Compensation (Chair) Nominating and Governance	66
James C. Kenny has served as a director of the Company since May 2016. Currently retired, Mr. Kenny has served on the board of Kenny Industries, LLC, since 2006. Kenny Industries is a holding company that owns office and industrial parks in northern Illinois, among other assets.  Since 2011, Mr. Kenny has also served as a director of Kerry Group, PLC, a company traded on the London and Dublin stock exchanges with a market capitalization of 20 billion euro. Mr. Kenny serves as a member of Kerry Group’s Nominating and Compensation Committees and was Chair of the Committee to select a new Chairman of the Kerry Group.

Mr. Kenny served as Executive Vice President and Director of Kenny Construction Company from 1994 until the company was sold in 2012. He also served as President of Kenny Management Services from 2006 to 2012. Kenny Construction Company, founded in 1927, was involved in building projects across the United States and Kenny Management Services oversaw large, complex construction projects such as the Chicago Midway Airport expansion and the Chicago Bears’ stadium renovation. From 2003 until 2006, Mr. Kenny served as United States Ambassador to Ireland.  Mr. Kenny received his Bachelor of Science degree in Business Administration from Bradley University.

Mr. Kenny has more than three decades of business experience, as well as three years of diplomatic experience serving as an ambassador. He has extensive experience running a family business and serving on its board. As a director, he has been involved in acquisition strategy, succession planning, union relations and governance. He also has excellent political knowledge and a large network, both locally and nationally, which is a great asset for a company in a regulated industry. Mr. Kenny brings a unique blend of experiences to the Board of Directors.

Peter B. McNitt Committees: Audit (Chair) Compensation Nominating and Governance	65
Peter B. McNitt has served as a director of the Company since May 2017 and as our Lead Director from November 2019. Mr. McNitt, currently retired, most recently served as Vice Chair of BMO Harris Bank. Prior to this position, Mr. McNitt held many leadership roles within BMO Harris, including Senior Vice President and Head of the Emerging Majors Midwest, Executive Vice President of U.S. Corporate Banking, Executive Managing Director of U.S. Investment Banking, and Vice Chair of Business Banking. Mr. McNitt currently serves as a director of Old Republic International Corporation (Insurance), where he is a member of the Audit Committee and Compensation Committee. He is a graduate of Amherst College and has attended Northwestern University’s Graduate School of Management and the Graduate School of Credit and Finance at Stanford University.

As a director, Mr. McNitt brings over 40 years of financial expertise assessing corporate strategies, financial performance, management succession and risk, as well a great deal of public company board experience. In addition to his role as our Lead Director, as Chair of our Audit Committee, Mr. McNitt utilizes his financial expertise to help oversee and provide guidance on the Company’s internal controls and financial practices.

Name and Committee Memberships	Age	Business Experience During the Past Five Years and Other Information
Charles R. Reaves Committees: Audit Compensation Nominating and Governance (Chair)	81
Charles R. Reaves has served as a director of the Company since February 1996. Since 1994, Mr. Reaves has been President and Chief Executive Officer of Reaves Enterprises, Inc., a real estate development company.  From April 1962 until November 1994, Mr. Reaves worked for Sears Roebuck & Company in various positions, ultimately as President and Chief Executive Officer of Sears Logistics Services, Inc., a transportation, distribution and home delivery subsidiary of Sears Roebuck & Company.  Mr. Reaves received a Bachelor of Science degree in Business Administration from Arkansas State University in 1961.

Having served for 32 years as an executive at Sears, Mr. Reaves understands the needs of large shippers and retailers. In his capacity as Chief Executive Officer of Sears Logistics Services, Inc., Mr. Reaves gained valuable executive experience running a large transportation organization. Mr. Reaves has used this experience, as well as his industry knowledge, to effectively advise the Company in his role as a Director. As Chair of our Nominating and Governance Committee, Mr. Reaves has also used his experience at Sears to help shape the Company’s Governance Policies and oversee the succession planning process.

Martin P. Slark Committees: Audit Compensation Nominating and Governance	65
Martin P. Slark has served as a director of the Company since February 1996 and served as our Lead Director from November 2016 until November 2019. Mr. Slark was most recently employed by Molex Incorporated (“Molex”), a manufacturer of electronic, electrical and fiber optic interconnection products and systems, serving as its Chief Executive Officer from 2005 until his retirement in November 2018.  Mr. Slark is a Director of Liberty Mutual Holding Company, Inc., where he is Chair of the Risk Committee and sits on the Executive and Investment Committees. Additionally, Mr. Slark is a Director of Northern Trust Corporation. Mr. Slark is a Companion of the British Institute of Management and received a Masters in Business Administration degree from the University of East London in 1993 and a Post-Graduate Diploma in Management Studies from Portsmouth University in 1981.

As a former Chief Executive Officer of a multi-national company, Mr. Slark has extensive experience running a large organization. Mr. Slark, originally from England, worked for Molex for over 40 years in Europe, Asia and the United States. Mr. Slark’s leadership skills, experience with strategic planning and contacts have been a significant benefit to the Board.

Jonathan P. Ward Committees: Audit Compensation Nominating and Governance	65
Jonathan P. Ward has served as a director of the Company since January 2012. Mr. Ward is an operating partner at Kohlberg & Co. and has been with that company since July 2009. He was previously chairman of the Chicago office of Lazard Ltd. and managing director, Lazard Freres & Co., LLC, joining Lazard in November 2006. Prior to Lazard, Mr. Ward was at The ServiceMaster Company for five years, where he began as President and Chief Executive Officer in 2001 and then became Chairman and Chief Executive Officer in 2002. From 1997 to 2001, he was President and Chief Operating Officer of R.R. Donnelley & Sons Company, a commercial printing company. During his 23 years at R.R. Donnelley, he served in a variety of other leadership positions. He earned a Bachelor’s degree in Chemical Engineering from the University of New Hampshire and also has completed the Harvard Business School Advanced Management Program.

Name and Committee Memberships	Age	Business Experience During the Past Five Years and Other Information

Mr. Ward was a member of the board of directors of SP Plus Corporation from October 2012 to May 2017, where he served as a member of the Compensation Committee. Additionally, Mr. Ward served as a director of Hillshire Brands Company (and Sara Lee Corporation prior to their merger) from October 2005 to August 2014, as director of KAR Auction Services, Inc. from December 2009 to June 2014, and as a director of United Stationers Inc. from July 2011 to June 2012.

Mr. Ward’s service as an executive, combined with his leadership capabilities, make him well qualified to be a member of the Company’s Board of Directors. Having served on numerous public company boards, Mr. Ward is able to advise as to best practices across multiple industries. Having served as a member of the Compensation Committee of SP Plus Corporation, Mr. Ward brings unique insight into other compensation models and approaches. Mr. Ward’s experience and perspective make him a valuable member of the Company’s Board of Directors.

Jenell R. Ross	50
Jenell R. Ross is the President of the Bob Ross Auto Group in Centerville, Ohio, a position that she assumed in 1997 upon the untimely death of her father, who had founded the business in 1974.  Today, the dealership includes three franchises – Buick, GMC and Mercedes-Benz.  The company’s Mercedes-Benz dealership was the first African-American owned Mercedes-Benz dealership in the world.  Ms. Ross is the sole second-generation African-American female automobile dealer in the country.  Under her leadership, the Bob Ross franchises have continued to rank as leaders in Buick, GMC and Mercedes-Benz sales and customer service.

Ms. Ross is an active member of her community, having served on the boards of numerous foundations and community service organizations.  She currently is a member of the University of Dayton Board of Trustees and the Chair of the board of directors of the Federal Reserve Board of Cleveland (Cincinnati branch).  Additionally, she serves as a Board Member for the Minority Business Partnership through the Dayton Chamber of Commerce and a Board Member of the Will Allen Foundation.  She has previously served on the Ohio Motor Vehicle Dealers Board and as Chair (2013) of the American International Automobile Dealers Association, a dealer-led organization representing more than 10,000 automobile dealer franchises.  Ms. Ross has been recognized with numerous awards with respect to business achievements and public service.  She earned a Bachelor’s degree from Emory University in Atlanta.

In her capacity as President of the Bob Ross Auto Group and her participation in other related groups, Ms. Ross has gained valuable executive experience and leadership experience in all aspects of business. Having served on numerous civic committees and boards, Ms. Ross is able to advise on public outreach and best practices across different industries.  Having served governmental agencies, she also is able to advise on interactions with regulators and governmental bodies. In addition to her valuable experience noted above, Ms. Ross provides a diversity of viewpoints and gender to the makeup of the board.

Can stockholders recommend or nominate directors?

Yes.  Stockholders may recommend candidates to our Nominating and Governance Committee by providing the same information within the same deadlines required for nominating candidates pursuant to the advance notice provisions in our Bylaws discussed below. Our Nominating Committee will consider such candidates and apply the same evaluation criteria to them as it applies to other director candidates. Stockholders also can nominate directors for election by stockholders by following the advance notice procedures in our Bylaws summarized below.

Whether recommending a candidate to our Nominating and Governance Committee or nominating a director for election by stockholders,  timely written notice must be given and received by our Corporate Secretary at 2000 Clearwater Drive, Oak Brook, IL 60523, either by personal delivery or by United States mail,  not less than 60 days nor more than 90 days prior to: (1) the anniversary date of the immediately preceding annual meeting of stockholders (between February 19, 2021 and March 21, 2021, in the case of the 2021 Annual Meeting); or (2) the date of the annual meeting, if the meeting is held more than 30 days before or more than 60 days, after the first anniversary of the prior year’s annual meeting, unless the first public announcement of the annual meeting date is less than 100 days prior to such meeting date, in which case we must receive the notice by the 10th day following the public announcement.  Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company entitled to vote at the Annual Meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules, and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the Annual Meeting of stockholders will, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

You should consult our Bylaws, posted on the “Investor Information—Corporate Governance” section of our website located at www.hubgroup.com, for more detailed information regarding the process summarized above. No stockholder nominees have been submitted for this year’s annual meeting.

What if a nominee is unwilling or unable to serve?

We do not expect that any of the nominees will be unavailable for election, but if such a situation should arise, the persons designated as proxies on the proxy card are authorized to vote in accordance with their best judgment for such substitute person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

Are there any family relationships between any of the directors, executive officers or nominees?

Yes – David Yeager’s son, Phillip Yeager, serves as our President and Chief Operating Officer.

The Board of Directors unanimously recommends that Stockholders vote
FOR the election of each of the 8 nominees named in this proposal.

CORPORATE GOVERNANCE

What governance practices are in place to promote effective independent Board leadership?

The Board of Directors has adopted several governance practices to promote effective independent Board leadership, such as:

Independent Lead Director

Our Corporate Governance Guidelines provide that if the Chairman is an employee Director, then the Board may select a Lead Director from among the independent directors based on the recommendation of the Nominating and Governance Committee.  Recognizing the importance of having a strong independent board leadership structure to ensure accountability, Mr. McNitt has been designated by the Board as our Lead Director. The Board believes having a Lead Director is a valuable addition to our Board structure and facilitates the effective performance of the Board in its role providing governance and independent oversight.  The Company is led by David P. Yeager, who has served as in the dual roles of Chairman and Chief Executive Officer since 2008, having served as Chief Executive Officer since 1995. The Board of Directors believes that Mr. Yeager’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its stockholders because this leadership structure promotes a unified vision for our Company, strengthens the ability of the CEO to develop and implement strategic initiatives and facilitates our Board’s efficient and effective functioning.

Committee Structure; Annual Self-Evaluations and Board Succession Planning

The Board of Directors believes that it and its three standing Board Committees, provide an appropriate framework for overseeing the Company’s management and operations and strike a sound balance with appropriate oversight. The Board and each standing committee annually perform self-evaluations using a process approved by the Nominating Committee. In addition, directors are asked to provide candid feedback on individual Board members to the Chairperson of the Nominating Committee or the Chairman of the Board, who then meet to discuss individual director performance and succession considerations and any necessary follow-up actions. The Board is collegial and all Board members are well engaged in their responsibilities.  All Board members express their views and are open to the opinions expressed by other directors.

Regularly Scheduled Independent Director Sessions

The Company’s non-management directors regularly meet in executive session and typically these meetings are held in conjunction with a Board meeting. Mr. McNitt, as Lead Director, presides over all executive sessions of the non-management and the independent directors.

Annual CEO Performance Evaluations

Each year, the Compensation Committee meets to evaluate the Chief Executive Officer’s performance prior to making compensation decisions relative to the CEO.  All independent directors, including the Lead Director, are invited to provide input into this discussion.

What is the Board’s role in risk oversight?

The Board of Directors is ultimately responsible for overseeing risk management at the Company. The Board has delegated to the Compensation Committee responsibility for oversight of compensation risk. The Board also has delegated to the Audit Committee various risk management responsibilities.  To fulfill these responsibilities, at each quarterly meeting the Audit Committee receives (i) a report from the Director of Internal Audit regarding internal controls and an update on Internal Audit’s annual plan, (ii) a report from the General Counsel regarding any material litigation developments or regulatory risks, and (iii) a report from the Company’s independent auditors. The Board also receives a report from the Chief Information Officer on cyber security risk and a report from Hub Group Trucking management on driver safety. The Audit Committee reports any material issues to the Board. The Board has also charged the Audit Committee with the responsibility for undertaking an annual comprehensive risk review, which includes a review of the steps taken by the Company to mitigate key risks.  The list of risks is prepared by management and discussed at an Audit Committee meeting. Any issues that arise from this discussion are then reviewed with the Board as necessary. The Audit Committee has implemented an Ethics Hotline that provides a completely anonymous and confidential way for employees, officers, directors and others to report accounting complaints and other unethical behavior. The General Counsel provides a quarterly report to the Audit Committee summarizing any complaints made through the Ethics Hotline.  The Board has charged the Nominating and Governance Committee with managing the risks related to succession planning. In addition to reports from the Audit, Compensation and Nominating and Governance Committees, the Board periodically discusses risk management and succession issues as necessary. The risk oversight function is also supported by our Chairman of the Board and Chief Executive Officer, whose industry leadership, tenure and experience provide a deep understanding of the risks that the Company faces. Collectively, these processes are intended to provide the Board of Directors as a whole with an in-depth understanding of risks faced by the Company. The Board of Directors believes that this division of risk management responsibilities among the Chairman of the Board and Chief Executive Officer, who has an integral role in our day-to-day risk management processes, together with the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and an experienced senior management team, effectively addresses the material risks facing Hub Group. Our Board further believes that our leadership structure, described above, supports the risk oversight function of the Board as it allows our independent directors, through the three fully independent Board committees and in executive sessions of independent directors, to exercise effective oversight of management’s actions in identifying risks and implementing effective risk management policies and controls.

What functions are performed by the Audit, Compensation, and Nominating Committees?

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each with a Board-adopted written charter available on the “Investors—Corporate Governance” section of our website located at www.hubgroup.com. Current information regarding these committees is set forth below. In addition to the functions outlined below, each such committee performs an annual self-evaluation and periodically reviews and reassesses its charter.

Name of Committee and Members	Committee Functions
AUDIT Mr. McNitt (Chair) Ms. Boosalis Mr. Kenny Mr. Reaves Mr. Slark Mr. Ward
•      Selects the independent auditor
•      Annually evaluates the independent auditor’s qualifications, performance, and independence, as well as the lead audit partner; periodically considers the advisability of audit firm rotation; discusses the nature, scope and rigor of the audit process; and reviews the annual report on the independent auditor’s internal quality control procedures and any material issues raised by its most recent review of internal quality controls
•      Pre-approves audit engagement fees and terms and all permitted non-audit services and fees, and discusses the audit scope and any audit problems or difficulties
•      Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor
•      Reviews with management and auditors the quality and adequacy of our internal control over financial reporting, and establishes procedures for receipt, retention and treatment of complaints regarding accounting or internal controls
•     Discusses the types of information to be disclosed in earnings press releases and provided to analysts and rating agencies
•     Discusses policies governing the process by which risk assessment and risk management are undertaken
•     Reviews internal audit activities, projects and budget
•     Discusses with our general counsel legal matters having an impact on financial statements
•     Furnishes the committee report required in our proxy statement

COMPENSATION Mr. Kenny (Chair) Ms. Boosalis Mr. Slark Mr. McNitt Mr. Reaves Mr. Ward
•     Reviews and approves corporate goals and objectives relevant to CEO compensation
•     Determines executive officer compensation (including CEO compensation) and recommends Board compensation for Board approval
•     Oversees overall compensation philosophy and principles
•     Establishes short-term and long-term incentive compensation programs for senior officers
•     Oversees stock ownership guidelines and holding requirements for Board members and senior officers
•     Reviews and discusses disclosure regarding executive compensation, including Compensation Discussion and Analysis and compensation tables (in addition to preparing the report on executive compensation for our proxy statement)
•     Selects and determines fees and scope of work of its compensation consultant
•     Oversees and evaluates the independence of its compensation consultant and other advisors

NOMINATING AND GOVERNANCE Mr. Reaves (Chair) Ms. Boosalis Mr. Kenny Mr. McNitt Mr. Slark Mr. Ward
•     Develops and recommends criteria for selecting new directors
•     Identifies, screens and recommends to our Board individuals qualified to serve on our Board
•     Recommends Board committee structure and membership, including the recommendation of a lead director
•     Assists the Board with succession planning
•     Develops, recommends and annually assesses Corporate Governance Guidelines and corporate governance practices and makes recommendations for changes to the Board
•     Oversees the process governing annual Board, committee and director evaluations

Does Hub Group have an audit committee financial expert serving on its Audit Committee?

Yes.  Our Board has determined that Mr. McNitt is an “audit committee financial expert” as that term is defined in the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). Additionally, the Board has determined that all members of the Audit Committee are able to read and understand fundamental financial statements within the meaning of Nasdaq’s Audit Committee requirements.   The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an “expert” for any purpose.

How often did the Board and its committees meet in 2019?

During 2019, our Board, Audit Committee, Compensation Committee and Nominating and Governance Committee met four, six, two and one times, respectively. During 2019, each incumbent director attended at least 75% of the total of all meetings of the Board and the committees on which he or she served during the period for which he or she was a director and a member of each applicable committee.

What is Hub Group’s policy regarding Board member attendance at the Annual Meeting?

The Company encourages each member of the Board of Directors to attend each Annual Meeting of stockholders unless attendance is not feasible due to unavoidable circumstances. This year, because we are holding a virtual Annual Meeting, no directors will be present in person but are encouraged to access the virtual Annual Meeting.  All persons serving as Board members at the time attended the Company’s 2019 annual meeting of stockholders.

Does Hub Group have a management succession plan?

Yes. Our Board of Directors ensures that a formalized process governs long-term management development and succession. Our Board formally reviews our management succession plan at least annually. Our comprehensive program encompasses not only our CEO but also other executive officers. The program focuses on key succession elements, including identification of potential successors for positions when it has been determined that internal succession is appropriate, together with an assessment of each potential successor’s level of readiness. With respect to CEO succession planning, our long-term business strategy is also considered. In addition, we maintain and review with the Board periodically a confidential procedure for the timely and efficient transfer of the CEO’s responsibilities in the event of an emergency or his sudden incapacitation or departure.

Are there share ownership guidelines and holding requirements for Board members and senior officers?

Yes.  Details of our share ownership guidelines and holding requirements for Board members and senior officers are included in the Hub Group, Inc. Stock Ownership Guidelines.  See “Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis— Stock Ownership Guidelines” for more information on such ownership guidelines and holding requirements. Administrative details pertaining to these matters are established by the Compensation Committee.

Does the Company have a policy regarding hedging?

Yes – our policy prohibits Board members and executive officers from engaging in hedging transactions involving Hub Group securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds.  We view such transactions as speculative in nature and, therefore, creating the appearance that the transaction is based on non-public information.

How can I communicate with the Board of Directors?

Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company’s Corporate Secretary at the address set forth in this Proxy Statement and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. Each stockholder communication intended for the Board of Directors and received by the Corporate Secretary which is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures.

Where can I find more information about Hub Group’s corporate governance practices?

Our governance-related information is posted on www.hubgroup.com under “Investor Information— Corporate Governance,” including our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, and the name(s) of the person(s) chosen to lead the executive sessions of the non-management directors and, if different, of the independent directors. This information is available in print to any stockholder who sends a written request to: Investor Relations, Hub Group, Inc. 2000 Clearwater Drive, Oak Brook, Illinois 60523.

DIRECTOR COMPENSATION

The following table and text summarizes the compensation earned by or paid to each person who served as a non-employee member of our Board of Directors during all or any part of 2019.  Neither Mr. David Yeager nor Mr. Donald Maltby, who previously served as a member of our Board and as our President and Chief Operating Officer, were separately compensated for their service on the Board, and their executive compensation is discussed under “Executive Compensation” below. In addition, we reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and expenses related to Hub Group business. We have omitted the columns pertaining to “Option Awards”, “Non-equity Incentive Plan Compensation”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” because they are inapplicable.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Total ($)
M. Boosalis	$100,000	(1)	$200,024	$300,024
C. Reaves	$100,000		$200,024	$300,024
M. Slark	$100,000		$200,024	$300,024
J. Ward	$100,000		$200,024	$300,024
J. Kenny	$100,000		$200,024	$300,024
P. McNitt	$100,000		$200,024	$300,024

(1)	Ms. Boosalis deferred $35,000 of her fees under the Company’s nonqualified deferred compensation plan (the “DCP”).

(2)
Represents the aggregate grant date fair value of restricted stock awards in 2019 in accordance with FASB ASC Topic 718. Information about the assumptions made in the valuation of these awards is included in Note 14 of the annual consolidated financial statements in our 2019 Annual Report on Form 10-K, filed with the SEC on February 28, 2020.   As of December 31, 2019, each of the persons listed in the table above had the following number of shares of restricted Class A common stock that were not vested: Ms. Boosalis (5,377); and Messrs. Reaves, Slark, Ward, Kenny (7,210),  and McNitt (6,752).

Directors who are not our employees and served on our board of directors for an entire year receive annual cash retainers of $100,000 (payable in quarterly installments) plus a grant of shares of restricted Class A Common Stock with a targeted value on the date of grant of $200,000.   The forms and amounts of director compensation outlined above were recommended by the Compensation Committee, and approved by the Board, after taking into account market data and recommendations of the Committee’s compensation consultant.

To directly align the interests of our non-employee directors with the interests of the stockholders, our Board has adopted stock ownership guidelines that require each non-employee director to maintain a minimum ownership interest in the Company. The current ownership guideline requires that a director acquire and maintain shares with a value of at least three times his or her annual cash retainer within five years of election to the Board. Until reaching the ownership target, non-employee directors must retain a minimum of 25% of the stock granted to them in any one year.

DIRECTOR INDEPENDENCE

Is Hub Group subject to the Nasdaq governance rules regarding director independence?

The Board of Directors has determined that the Company is a “controlled company” as that term is defined by Nasdaq since the members of the Yeager family, pursuant to their ownership of Class A and all Class B Common Stock, control approximately 63% of the voting power of the Company as of March 23, 2020.Under Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance standards, including:

•	the requirement our Board include a majority of independent directors;

•	the requirements that we have a compensation committee; and

•	the requirement that director nominee be selected by either majority of a company’s independent directors or by a committee composed entirely of independent directors.

We are, however, subject to the Nasdaq and SEC rules that require full independence of our Audit Committee as well as the requirement for regular executive sessions by the independent directors. As a result, our Audit Committee is entirely comprised of independent directors.

Despite this exemption, as a matter of good governance, we have determined that a substantial majority of our directors should satisfy the independence requirements set forth in Nasdaq’s listing standards and that our Compensation Committee and Nominating and Governance Committee also should consist solely of independent directors. The Nasdaq listing standards define specific relationships that disqualify directors from being independent and further require that the Board affirmatively determine that a director has no material relationship with Hub Group in order to be considered “independent.” The SEC’s rules and Nasdaq listing standards contain separate definitions of independence for members of audit committees and compensation committees, respectively.

How does the Board of Directors determine director independence?

The Board of Directors determines the independence of each director and director nominee in accordance with the elements of independence set forth in the Nasdaq listing standards and SEC rules. The Board first considers whether any director or nominee has a relationship covered by the Nasdaq listing standards that would prohibit an independence finding for Board or committee purposes. Any director who has a material relationship with Hub Group or its management is not considered to be independent.  A copy of our existing guidelines for determining director independence, included in our Corporate Governance Guidelines, is available on the Investors – Corporate Governance page of our Company’s website, www.hubgroup.com.

Are all of the directors and nominees independent?

Our CEO, David Yeager, is the only non-independent director.  Our Board has affirmatively determined that seven of our eight director nominees, namely Ms. Boosalis, Ms. Ross and Messrs. Kenny, McNitt, Reaves, Slark and Ward, are independent under Nasdaq listing standards. Our Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by the directors and the Company regarding each director’s business and personal activities as they may relate to the Company, its management and/or its independent registered public accounting firm.  The Board also has determined that each person who currently serves or who served in 2019 on the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee meets or met, as applicable, the Nasdaq independence requirements for membership on those committees and, as to the Audit Committee, SEC rules. In reaching the determination that Mr. Slark is independent, the Board considered that Mr. Slark’s son has been employed by the Company since 2017 and currently serves as Vice President, Driver Experience, a non-executive officer position, as described in more detail under “Transactions with Management and Others.” Mr.  Slark, although a member of the Compensation Committee which approves decisions pertaining to his son’s compensation, does not participate in discussions that involve his son’s compensation or in his performance evaluations. David Slark’s cash compensation and equity awards also are approved by the Audit Committee (again with Martin Slark not participating) pursuant to our related-party transactions approval policy.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Does the Board of Directors have a related-party transactions approval policy?

Yes. Our Related Person Transaction Policy governs the review, approval and ratification of transactions involving the Company and related persons. Related persons include our executive officers, directors, director nominees, 5% or greater stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, prior to entering into any related-person transaction, the Company’s General Counsel is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The General Counsel then assesses whether the proposed transaction is a related person transaction for purposes of the policy and SEC rules. If the General Counsel determines that the proposed transaction is a related person transaction for such purposes, the proposed transaction is then submitted to the Audit Committee for its consideration; except for related parties who are employees, which process is described below. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence, in the event a person involved with, or connected to, the proposed transaction is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee participates in any review, consideration or approval of any related person transaction with respect to which such member or any of his immediate family members is the related person. The Audit Committee then makes a recommendation to the Board. The Board approves only those proposed transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Board. If the Company becomes aware of a related person transaction that has not been previously approved or ratified by the Board or the Audit Committee, a similar process is undertaken by the Board and the Audit Committee to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. The General Counsel may also develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy.  A copy of our Related Person Transaction Policy is available on the Investors – Corporate Governance page of our website, www.hubgroup.com.

What related-party transactions existed in 2019 or are planned for 2020?

There were no related person transactions in 2019 except as follows: In accordance with the Company’s Related Person Transaction Policy, all compensation paid to related party employees is reviewed and approved by the Compensation Committee. Phillip Yeager, Matthew Yeager and Laura Grusecki, the children of David Yeager, serve as President and Chief Operating Officer, Executive Vice President – Specialized Intermodal Services and Procurement and Assistant Vice President, Human Resources, respectively. Jude Troppoli, the brother-in-law of David Yeager, serves as Director of Documentation. Tom Buffington, the stepson of Donald Maltby (who served as a director through May 6, 2019 and as our President and Chief Operating Officer through June 30, 2019), served as Assistant Vice President, Account Management until August 2019. John C. Vesco, Executive Vice President, President of Hub Group Trucking and Vava R. Dimond, Executive Vice President and Chief Information Officer, are husband and wife. David Slark, the son of Martin Slark, serves as Vice President, Driver Experience. Each of Ms. Grusecki and Ms. Dimond and Messrs. Phillip Yeager, Matthew Yeager, Troppoli, Buffington, Vesco, and Slark earned in excess of $120,000 in salary and bonuses for 2019. Each individual’s compensation is comparable to other employees with equivalent qualifications, experience and responsibilities at the Company. All compensation for the foregoing individuals was approved by our Compensation Committee, with Mr. Martin Slark not participating in the discussions with respect to the compensation of his son, David Slark.

EXECUTIVE COMPENSATION

This section provides details of compensation during 2019 for our “Named Executive Officers”: David P. Yeager (Chairman and Chief Executive Officer), Phillip D. Yeager (President and Chief Operating Officer), Terri A. Pizzuto (Chief Financial Officer and Treasurer), Vava R. Dimond (EVP, Chief Information Officer), Douglas G. Beck (EVP, General Counsel and Corporate Secretary) and Donald G. Maltby (former President and Chief Operating Officer)

Compensation Discussion and Analysis

Overview of Compensation Program

Our Compensation Committee has the responsibility for determining the compensation that is paid or awarded to our Company’s executive officers (for purposes of this proxy statement, the term “executive officer” means the senior leadership of the Company, including those officers subject to the reporting and liability provisions of the Securities and Exchange Act of 1934 (“Section 16 Officers”) and Named Executive Officers). Our Compensation Committee consists of the six current independent members of the Board. Our Compensation Committee strives to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive and drives behavior that increases stockholder value over the long term.

Compensation Best Practices

We strive to align our executives’ interests with those of our stockholders and to follow sound corporate governance practices. We believe our compensation program strikes the appropriate balance between using responsible pay practices and appropriately incentivizing our executives to create value for our stockholders. This balance is evidenced by the following:

Compensation Practice	Hub Group Policy
Pay for performance
A meaningful part of executive compensation is performance based, including our annual cash incentive, which is based on EPS, and our long-term incentive, which is based on EBITDA as a percentage of gross margin.  Annual restricted stock grants to executive officers are fifty percent performance-based and fifty percent time-based.

Robust stock ownership guidelines and holding requirements
Our stock ownership guidelines and holding requirements create further alignment with stockholders’ long-term interests. See “Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis— Stock Ownership Guidelines”.

No employment agreements	We have no employment, severance or golden parachute agreements with any of our named executive officers and therefore, no excise tax gross-ups.
Multi-year vesting period for restricted stock awards	Time-based restricted stock awards and performance-based restricted stock awards generally have a 5 and 3-year vesting period, respectively.
No hedging Hub Group securities	Our policy prohibits executive officers and Board members from engaging in hedging transactions involving our stock. See “Corporate Governance – Does the Company Have a Policy Regarding Hedging?”.
No tax gross-ups	We do not provide tax gross-up payments to named executive officers.
No repricing underwater stock options without stockholder approval	Our equity incentive plan prohibits repricing underwater stock options, reducing the exercise price of stock options or replacing awards with cash or another award type, without stockholder approval.
Annual compensation risk assessment	At least annually, our Compensation Committee assesses the risk of our compensation program.

Compensation Philosophy and Objectives

Our Company’s compensation philosophy is designed to link executive performance to long-term stockholder value, connect pay with individual performance, maintain a compensation system that is competitive with industry standards and attract and retain outstanding executives. We seek to incentivize our executives through both short term and long-term awards, with a goal of rewarding superior Company performance. Our ultimate objective is to improve stockholder value.

Our Compensation Committee evaluates both performance and compensation to ensure that our Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, our Compensation Committee believes executive compensation packages provided to our executives should include both cash and stock-based compensation that reward performance as measured against pre-established goals.

Role of Executive Officers in Compensation Decisions

Our Compensation Committee, with input and recommendations from our Chief Executive Officer and our President, makes all compensation decisions for the executive officers and approves, if deemed appropriate, recommendations of equity awards to all executive officers of the Company. The Chief Executive Officer and the President do not play any role in the Compensation Committee’s determination of their own compensation.  The Chief Executive Officer and the President annually review the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual stock and cash award amounts, are presented to the Compensation Committee. Our Compensation Committee can exercise its discretion in modifying any recommended adjustments of stock or cash awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, our Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.

Compensation Consultant.   To help the Company achieve its compensation objectives, our Compensation Committee engaged Korn Ferry Hay Group (“Korn Ferry”) as its independent compensation consultant for 2019. Korn Ferry or its predecessor, Hay Group, has been the compensation consultant to the Compensation Committee since 2004. The consultant’s role is to advise our Compensation Committee on all executive compensation matters. The Compensation Committee asked the consultant to provide relevant market data and evaluate the Company’s total compensation system relative to the compensation systems employed by comparable companies in the transportation industry and the overall U.S. industrial market. The consultant provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives. In 2019, Korn Ferry also was retained to perform an executive search, for which it received a fee of $200,000.

Market Benchmarking. A benchmark group of publicly-traded companies in the transportation industry is chosen based on comparable revenue, market capitalization and number of employees. The peer group is used annually by our Compensation Committee to ensure that Hub Group’s compensation programs offer competitive total compensation opportunities and reflect best practices in compensation plan design. For 2019, the companies comprising the “Compensation Peer Group” were:

Company(1)	Ticker Symbol	Annual Sales ($MM) (2)	Market Cap ($MM) (3)	Number of Employees (2)
ArcBest Corporation	ARCB	$2,988.3	$503.3	13,000
Forward Air	FWRD	$1,410.4	$1,099.1	4,640
J.B. Hunt Transportation Services, Inc.	JBHT	$9,165.0	$10,247.6	29,056
Knight - Swift Transportation, Inc.	KNX	$4,844.0	$2,839.88	23,800
Landstar System, Inc.	LSTR	$4,084.6	$3,986.6	1,333
Old Dominion Freight Line, Inc.	ODFL	$4,109.1	$15,445.3	20,105
Roadrunner Transportation Systems, Inc.	RRTS	$1,847.8	$280.0	3,600
Ryder System, Inc.	R	$8,925.8	$2,026.5	39,900
Saia, Inc.	SAIA	$1,786.7	$2,273.6	10,400
Schneider National	SNDR	$4,747.0	$1,685.1	15,650
Universal Logistics Holdings, Inc.	ULH	$1,512.0	$419.7	6,541
Werner Enterprises, Inc.	WERN	$2,463.7	$2,833.0	12,736
YRC Worldwide, Inc.	YRCW	$1,182.3	$76.5	29,000
75th Percentile	—	$4,747.0	$2,839.8	23,800
Median	—	$2,988.3	$2,026.5	13,000
25th Percentile	—	$1,786.7	$503.3	6,541
Hub Group, Inc.	HUBG	$3,668.1	$1,552.7	5,000
Hub Percentile Rank	—	57%	50%	28%

(1)
Based upon the recommendation of Korn Ferry, Heartland Express, Inc. was removed from the peer group due to its low revenues relative to the Company and the other peer companies, and was replaced with Forward Air because it has more comparable revenues and is an asset-light company.

(2)	Based on company’s most recent 10-K filing.
(3)	As of March 1, 2020.

In addition, information on annual base salary increases and compensation data for the U.S. general industrial markets is provided by our Compensation Committee’s independent compensation consultant.

The Company’s Chief Executive Officer and the President develop pay recommendations for the Company’s executives based on (i) the aforementioned market data, (ii) each executive’s individual performance and functional responsibilities as determined by the Chief Executive Officer and the President and (iii) Company performance, both financial and non-financial. Our Compensation Committee, with the advice of its independent compensation consultant, reviews and, if appropriate, approves these pay recommendations. Our Compensation Committee also sets the base salary and incentive opportunities for the Company’s Chief Executive Officer based on (i) the aforementioned market data, (ii) the Chief Executive Officer’s individual performance and responsibilities and (iii) Company performance, both financial and non-financial.

Our Compensation Committee generally seeks to set the base salary for executive officers at a competitive level compared to similarly situated executives according to survey data from the Korn Ferry Executive Compensation Report (the “Korn Ferry survey”).  Our Compensation Committee also considers, on a secondary basis, the executive compensation disclosure included in the proxy statements of the companies comprising the Compensation Peer Group. Variations to this objective do occur as dictated by the experience level of the individual, personal performance and market factors.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by our compensation consultant to determine the appropriate level and mix of incentive compensation. Pay for such incentive compensation is awarded as a result of the performance of the Company or the individual, depending on the type of award, compared to pre-established goals. Hub Group’s stockholders overwhelmingly approved the Company’s 2019 and 2018 compensation for named executive officers with over 97% approval each year.

2019 Executive Compensation Components

The Company’s executive compensation program has three main components--base salary, annual incentives, and long-term incentives. Base salary and annual incentives are primarily designed to reward current and past performance. Long-term incentives are primarily designed to provide strong incentives for long-term future Company growth.

Base Salary.  To attract and retain qualified executives, base salary is provided to our executive officers. The base salary is determined based on position and responsibility using competitive criteria. During its review of base salaries for the executives, our Compensation Committee primarily considers (i) market data provided by our outside consultants, (ii) an internal review of the executive’s compensation, both individually and relative to other officers, and (iii) individual performance of the executive. Salary levels are typically reviewed annually as part of our annual performance review process as well as upon a promotion or other change in job responsibilities. Increases are based on increases in the cost of living, individual performance and market data. For 2019, the Compensation Committee provided salary increases of -0-% for David Yeager, 4% for Phillip Yeager, 4% for Ms. Pizzuto, 7.1% for Ms. Dimond and 4% for Mr. Beck.  Phillip Yeager’s annual base salary was adjusted from $416,000 to $500,000 upon his promotion to President and Chief Operating Officer effective July 1, 2019.

Annual Cash Incentive. The Company’s annual cash incentive recognizes and rewards executives for taking actions that build the value of the Company and generate competitive total returns for stockholders. Our annual cash incentive is determined with the assistance of the Korn Ferry survey referred to above. For 2019, the value of David Yeager’s target award was 125% of his annual base salary, while the other executives were set at 70% of their annual base salary.  This incentive is based solely on earnings per share (“EPS”) for our Chief Executive Officer and our President. For our other executive officers, this incentive is based on a combination of EPS (70%) and on individual performance compared against certain pre-determined personal goals (30%). When Phillip Yeager was appointed President and Chief Operating Officer, his target award remained at 70% of his annual base salary but was revised to be based solely on EPS rather than a combination of EPS and individual performance.  The personal goals vary by officer. For 2019, the personal goals for officers responsible for each of our service lines were generally tied to specific financial metrics for the service line managed by the executive.  For our other executives, the personal goals were generally tied to specific objectives within their area of responsibility. The personal goals are generally set at a level that is believed to be achievable with superior personal performance.

Each year, our Compensation Committee sets an EPS target, which may take into account one-time charges and the impact of any share buyback program.  Once the year is completed, Hub Group’s earnings per share is compared against the EPS target. If the EPS target is met, we pay the EPS portion of the award. If the EPS target is not met, we either do not pay any cash incentive related to EPS or pay a reduced incentive based on a sliding scale.  Similarly, our executives can earn, also on a sliding scale, up to 200% of their EPS target incentive if we substantially exceed our EPS target. For 2019, the Compensation Committee set the threshold EPS target at $2.61 to receive any portion of the EPS cash incentive, the full value EPS target at $3.09 and the exceeded level EPS target at $3.57. The Company’s non-GAAP adjusted EPS for 2019 was above the full value level target so our executives received a 145% payout on their EPS incentive in 2019, based on our pre-approved sliding scale.

David Yeager’s target incentive related to EPS was $1,187,500 for 2019. David Yeager received 145% of this targeted amount, which was $1,721,875, in accordance with the sliding scale previously approved by the Compensation Committee. Phillip Yeager’s target incentive related to EPS was $291,480 for 2019. Phillip Yeager received 145% of this targeted amount, which was $422,646. Ms. Pizzuto’s target incentive related to EPS was $302,848 for 2019. Ms. Pizzuto received 145% of this targeted amount, which was $439,130. Ms. Dimond’s target incentive related to EPS was $252,000 for 2019. Ms. Dimond received 145% of this targeted amount, which was $365,400. Mr. Beck’s target incentive related to EPS was $241,696 for 2019. Mr. Beck received 145% of this targeted amount, which was $350,459. Mr. Maltby did not receive a 2019 target incentive award.

Phillip Yeager’s target incentive related to personal goals was $29,120, with the opportunity to earn more than his target incentive if he exceeded his goals. For 2019, Phillip Yeager’s total bonus related to personal goals was $12,449.  Ms. Pizzuto’s target incentive related to personal goals was $75,712. For 2019, Ms. Pizzuto’s total bonus related to personal goals was $66,248.  Ms. Dimond’s target incentive related to personal goals was $63,000. For 2019, Ms. Dimond’s total bonus related to personal goals was $55,125. Mr. Beck’s target incentive related to personal goals was $60,424. For 2019, Mr. Beck’s total bonus related to personal goals was $40,283.  All cash compensation is approved by our Compensation Committee before it is paid to our executive officers. In addition to the cash compensation described above, the Compensation Committee also delegated to our CEO the ability to grant up to $1,000,000 in aggregate cash awards to high performing employees who are not executive officers. During 2019, under this authority, our CEO made cash awards totaling $100,000 to nineteen employees. During 2019, under this authority, our CEO awarded a total of 2,865 shares (valued, in the aggregate, at $150,000) to fifteen employees.

Long-Term Equity Incentives. The Company’s Long-Term Equity Incentive (“LTI”) Program serves to reward executive performance that successfully executes the Company’s long-term business strategy and builds stockholder value. The LTI Program allows awards of options and stock appreciation rights, time and performance based restricted stock and performance units. The LTI Program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and certain designated key employees to increase their ownership stake in the Company through grants of the Company’s Class A Common Stock.  The Company adopted the Hub Group, Inc. 2017 Long-Term Incentive Plan in connection with its LTI Program.

The Company has historically made an annual grant of restricted stock to its executive officers. Our Compensation Committee reviews management’s recommendation and approves restricted stock awards for each Section 16 Officer. Our restricted stock grants for Section 16 Officers typically vest over three to five years and, beginning in 2018, consisted of a performance based restricted stock grant in addition to time-based restricted stock grant. That program of restricted stock grants continued in 2019 (the “2019 LTI Awards”) when the Compensation Committee granted the restricted awards to executives in January 2019.

For the 2019 LTI Awards, the Compensation Committee first established the long-term incentive target opportunity for each executive in the LTI Program. The target value was a target number of restricted shares for the individual awards. The 2019 LTI Awards consisted of 50% performance-based restricted stock cliff vesting upon the third anniversary of the grant date and 50% time-based restricted stock vesting ratably over a five-year period.  The time-based 2019 LTI Awards vest ratably over a five-year period at 100% if the executive remains continuously employed with the Company for five years following the grant date. There are no other metrics tied to vesting of these awards. The Compensation Committee has the discretion to accelerate the vesting of these awards.

For all participants, the performance-based 2019 LTI Awards were tied to achievement of the Company’s EBITDA as a percentage of gross margin for the three-year performance period of 2019-2021. Vesting of the performance-based shares are based on the Company’s average earnings before interest, tax, depreciation and amortization (“EBITDA”) as a percentage of gross margin over the three-year performance period ending December 31, 2021.

The Compensation Committee set a threshold, target, and exceeded level for the EBITDA performance measure under each of the 2019 LTI Awards. The levels were designed such that the underlying performance-based shares will not vest if we do not at least achieve the entry level (threshold) of performance. Vesting at target level requires us to fully meet or slightly exceed our performance expectations and full vesting at the exceeded level requires even higher levels of performance. Forfeiture or grant of additional shares at performance levels between threshold, target and exceeded is determined based on straight-line interpolation for these shares.

The following table presents the possible payouts for shares of performance-based restricted stock at different levels of performance:

2019 Performance Metrics	Achievement of Threshold Level	Achievement of Target Level	Achievement of Exceeded Level
EBITDA: Total Payout	40%	100%	200%

The performance shares will vest and be released to the awardee if and only to the extent the Compensation Committee certifies that the performance levels for the awards have been satisfied.

There are significant assumptions built into the achievement levels described above for the 2019 LTI Awards. The Compensation Committee retains discretion to adjust the achievement levels when market conditions or other events (such as acquisitions or divestitures) occur during the performance period that were not anticipated in the design of the awards at grant.

In November 2019, our Compensation Committee delegated to our Chief Executive Officer the ability to grant up to 100,000 shares of time-based restricted stock in the aggregate to non-executive officers during 2020. Our Chief Executive Officer grants this stock from time to time to new hires or in connection with a promotion or outstanding performance by current employees.  During 2019, under this authority, our CEO awarded a total of 39,236 shares (valued, in the aggregate, at $1,726,602) to 65 employees. The Company has not granted any stock options since 2003.

Perquisites and Other Compensation

The Company provides executive officers with perquisites and other personal benefits that the Company and our Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

All of our named executive officers participated in our 401(k) plan and received matching funds up to the federally allowed maximum match. We maintain $50,000 of life insurance on all of our executive officers. The Company also maintains the DCP and provides a matching contribution to participants. The Company makes available to its executive officers an annual physical at a local hospital. The Company allows personal use of its fractional airplane interests by certain executive officers.  Personal use of our aircraft interests requires approval by the Chief Executive Officer. Our executives must reimburse the Company for their personal use of our aircraft interests at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft. The Company does not make it a practice to provide tax gross-ups to our named executive officers for perquisites and other compensation.

Retirement and Other Benefits

Pension Benefits

We do not provide pension arrangements or subsidized post-retirement health coverage for our executives or employees.

Non-qualified Deferred Compensation

Our executive officers, in addition to certain other key managerial employees, are entitled to participate in the DCP. Pursuant to this plan, eligible employees can defer certain compensation on a pre-tax basis.  The DCP is discussed in further detail below under the heading “2019 Nonqualified Deferred Compensation.”

Other Post-Employment Payments

All of our executive officers are employees-at-will and as such do not have employment contracts with us. Certain payments will be made upon a termination or change of control. These payments are discussed in further detail below under the heading “Potential Payouts upon Termination or Change of Control” Below.

Stock Ownership Guidelines

To directly align the interests of executive officers with the interests of the stockholders, our Board adopted a policy that requires each executive officer to acquire and maintain a minimum ownership interest in the Company. Each executive officer, other than the Chief Executive Officer, must own Company stock with a value of at least two times his or her base annual salary.  The Chief Executive Officer must own Company stock with a value of at least three times his base salary.  Each executive officer has five years to meet this requirement.  Until they do, executive officers must retain a minimum of 25% of the stock granted to them in any one year.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s deduction for individual compensation over $1 million paid in any taxable year to each of the persons that meet the definition of a covered employee under Section 162(m). For 2019, covered employees include anyone who was a covered employee for any taxable year beginning after December 31, 2016, anyone who held the position of CEO or Chief Financial Officer (“CFO”) at any time during the fiscal year and the three most highly compensated employees who acted as executive officers (other than as CEO or CFO) at any time during the fiscal year. Prior to U.S. tax law changes in 2017, certain performance-based compensation was exempt from the Section 162(m) deduction limit. For tax years beginning after December 31, 2017, however, the performance-based compensation exemption was eliminated.  Under limited circumstances, compensation arrangements that were in place as of November 2, 2017 qualify for transition relief.

Section 274(e) of the Code limits the Company’s deduction for expenses allocated to certain personal use of its fractional airplane interests. For 2019, such expenses, less amounts reimbursed to the Company, were not deductible for federal income tax purposes.

The Compensation Committee continues to view the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy and therefore reserves the right to approve compensation that may not be deductible in situations it deems appropriate.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K and based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.

This report has been furnished by the Compensation Committee of the Board of Directors:

James C. Kenny, Chairman
Mary Boosalis
Peter B. McNitt
Charles R. Reaves
Martin P. Slark
Jonathan P. Ward

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Hub Group filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Hub Group specifically incorporates this report by reference therein.

2019 SUMMARY COMPENSATION TABLE

The following table sets forth a summary of the annual, long-term and other compensation for services rendered to the Company paid or awarded during 2019, 2018 and 2017 to our Named Executive Officers.  We have omitted from this table the columns for “Bonus”, “Option Awards” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” because they are inapplicable.

Name and principal position	Year	Salary ($) (1)		Stock awards ($) (2)		Non-equity incentive plan compensation ($) (3)		All other compensation ($) (4)		Total ($)
David P. Yeager Chairman and Chief Executive Officer	2019 2018 2017	$ $ $	986,538 950,000 860,000	$ $ $	1,488,000 1,968,000 1,750,000	$ $	1,721,875 1,900,000 ---	$ $ $	233,808 261,037 233,268	$ $ $	4,430,221 5,079,037 2,843,268

Phillip D. Yeager (5) President and Chief Operating Officer	2019 2018	$ $	474,969 400,000	$ $	446,400 840,427	$ $	435,095 529,459	$ $	23,448 20,770	$ $	1,379,912 1,790,656

Terri A. Pizzuto Chief Financial Officer and Treasurer	2019 2018 2017	$ $ $	561,600 520,000 480,000	$ $ $	669,600 885,600 787,500	$ $ $	505,378 618,800 16,800	$ $ $	24,672 24,514 22,530	$ $ $	1,761,250 2,048,914 1,306,830

Vava R. Dimond (5) EVP – Chief Information Officer	2019 2018	$ $	467,308 420,000	$ $	595,200 688,800	$ $	420,525 529,200	$ $	21,948 21,790	$ $	1,504,981 1,659,790

Douglas G. Beck (5) EVP – General Counsel and Corporate Secretary	2019		$448,200		$520,800		$390,742		$21,396		$1,381,138

Donald G. Maltby (6) Former President and Chief Operating Officer	2019 2018 2017	$ $ $	632,089 700,000 600,000	$ $ $	818,400 1,082,400 962,500	$	-- 980,000 --	$ $ $	742,880 186,541 206,620	$ $ $	2,193,369 2,948,941 1,769,120

(1)
Each Named Executive Officer with the exception of Mr. Maltby deferred under the DCP and contributed to our 401(k) Plan a portion of salary earned in each of the years for which salaries are reported above for the applicable executive.  The amounts of the 2019 salary deferrals under the DCP are included in the Nonqualified Deferred Compensation Table.  Additionally, the 2019 amounts reflect that there was an additional pay period in that year.

(2)
Represents the aggregate grant date fair value of restricted stock awards  calculated in accordance with FASB ASC Topic 718. Certain of the awards are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the awards that are subject to performance conditions at the grant date assuming that the highest level of performance conditions will be achieved are as follows for each year required to be reported for each applicable Named Executive Officer:

Year	D. Yeager ($)	P. Yeager ($)	T. Pizzuto ($)	V. Dimond ($)	D. Beck ($)	D. Maltby($)
2019
Time-based	$744,000	$223,200	$334,800	$297,600	$260,400	$409,200
Performance-based	$1,488,000	$446,400	$669,600	$529,200	$520,800	$818,400
2018
Time-based	$984,000	$545,227	$442,800	$344,400	__	$541.200
Performance-based	$1,968,000	$590,400	$885,600	$688,800	__	$1,082,400

Information regarding the assumptions made in the valuation of these awards is set forth in Note 14 of the annual consolidated financial statements in our 2019 Annual Report on Form 10-K, filed with the SEC on February 28, 2020 and in Note 13 of the annual consolidated financial statements in our 2018 Annual Report on Form 10-K, filed with the SEC on March 1, 2019.

(3)
In addition to salary, our Compensation Committee provides an annual cash incentive. Our annual cash incentive is determined with the assistance of advice from Korn Ferry. With the exception of the Chief Executive Officer, the value of the target award is generally set at 60 - 70% of salary. This incentive is based solely on EPS for our Chief Executive Officer and our President and Chief Operating Officer. For our other named executive officers, 80% of this incentive is based on EPS and 20% is based on individual performance compared against certain predetermined personal goals.

(4)	The following table indicates the components of “All Other Compensation” for each of our Named Executive Officers during 2019:

Name	401(k) Match	Life Insur- ance	DCP match	Executive Physical	Personal Aircraft Usage*	Housing- related expenses	Health Insurance	Severance
D. Yeager	$8,400	$48	$28,500	$5,420	$191,440	—	—	—
P. Yeager	$8,400	$48	$15,000	—	—	—	—	—
T. Pizzuto	$8,400	$48	$16,224	—	—	—	—	—
V. Dimond	$8,400	$48	$13,500	—	—	—	—	—
D. Beck	$8,400	$48	$12,948	—	—	—	—	—
D. Maltby	—	$20	—	—	$31,370	$26,346	$4,056	$681,088

* Personal use of our fractional airplane interests is subject to the Company’s Perquisites Policy and requires approval by the Chief Executive Officer. Our executives must reimburse the Company for their personal use of our fractional aircraft interest at the Standard Industry Fare Level plus either 20% or 30% depending on the aircraft. We value the personal use of our aircraft interests as the difference between the amount paid by the executive to the Company for use of the plane and the aggregate incremental cost of using the plane. The incremental cost includes the hourly flight fee, all fuel charges, overnight fees, on-board catering, landing fees, parking fees, certain taxes and passenger ground transportation. We do not include in incremental costs the fixed costs that do not change based on personal usage, such as monthly management fees or the purchase or lease costs of our fractional interest in aircraft.

(5)	Both Messrs. Phillip Yeager and Beck joined the Company in 2011, but did not become NEOs until 2018 and 2019, respectively. Ms. Dimond joined the Company in 2013 but did not become a NEO until 2018.

(6)
Mr. Maltby resigned as a director and as an officer of the Company, effective May 6, 2019 and June 30, 2019, respectively.  As a result, Mr. Maltby forfeited all Stock Awards that were made to him during 2019 as well as all then-outstanding unvested equity awards.

2019 GRANTS OF PLAN-BASED AWARDS

The table below also shows information regarding equity awards made to our named executive officers during 2019.  We have omitted from this table the columns for “All Other Option Awards” and “Exercise or Base Price of Option Awards” because they are inapplicable.

Name	Award Type (1)	Grant date	Estimated future payouts under non-equity incentive plan awards					Estimated future payouts under equity incentive plan awards					All other stock awards: Number of shares of stock or units (#)		Grant date fair value of stock and option awards ($)
			Threshold ($)	Target ($)		Maximum ($)		Threshold ($)	Target ($)		Maximum ($)
D. Yeager	RSA PA ACI	1/2/19 1/2/19	-- -- --	$	-- -- 1,187,500	$	-- -- 2,375,000	-- -- --	$	-- 744,000 --	$	-- 1,488,000 --	20,000 20,000 --	(2) (3)	$ $	744,000 744,000 --
P. Yeager	RSA PA ACI	1/2/19 1/2/19	-- -- --	$	-- -- 320,600	$	-- -- 641,200	-- -- --	$	-- 223,200 --	$	-- 446,400 --	6,000 6,000 --	(2) (3)	$ $	223,200 223,200 --
T. Pizzuto	RSA PA ACI	1/2/19 1/2/19	-- -- --	$	-- -- 378,560	$	-- -- 681,408	-- -- --	$	-- 334,800 --	$	-- 669,600 --	9,000 9,000 --	(2) (3)	$ $	334,800 334,800 --
V. Dimond	RSA PA ACI	1/2/19 1/2/19	-- -- --	$	-- -- 315,000	$	-- -- 567,000	-- -- --	$	-- 297,600 --	$	-- 595,200 --	8,000 8,000 --	(2) (3)	$ $	297,600 297,600 --
D. Beck	RSA PA ACI	1/2/19 1/2/19	-- -- --	$	-- -- 302,120	$	-- -- 543,876	-- -- --	$	-- 260,400 --	$	-- 520,800 --	7,000 7,000 --	(2) (3)	$ $	260,400 260,400 --
D. Maltby (4)	RSA PA ACI	1/2/19 1/2/19	-- -- --	$	-- -- 509,600	$	-- -- 1,019,200	-- -- --	$	-- 409,200 --	$	-- 818,400 --	11,000 11,000 --	(2) (3)	$ $	409,200 409,200 --

(1)	Type of Awards are – Restricted Stock Award (RSA); Performance Award (PA); and Annual Cash Incentive (ACI).
(2)	Restricted stock that vests ratably annually on the date of grant over five years.
(3)
Performance awards that cliff vest after 3 years.  Payout is based upon a three-year average of the ratio of EBITDA to Gross Margin.  The maximum payout of these awards would be achieved if 2020 and 2021 financial results equal or exceed those of 2019.  However, because the results of 2020 and 2021 currently are undeterminable, these awards could continue to result in payouts of anywhere between $-0- and the maximum amounts. Target dollars denote a 100% payout; and maximum dollars denote a 200% payout.

(4)	Because Mr. Maltby resigned during 2019, he forfeited all awards made during 2019 as well as all then-outstanding unvested equity awards.

Narrative Description for Summary Compensation and Grants of Plan-Based Awards Tables

As part of the annual compensation package, our Compensation Committee grants restricted Class A Common Stock to our executive officers. Generally, these awards are based on merit and advice from Korn Ferry and vest over five years. The Company has historically made an annual grant of time-based restricted stock to its executive officers. In 2017, the Compensation Committee determined that performance based restricted stock awards should be included as part of the long-term incentive mix starting in 2018. Our Compensation Committee reviews management’s recommendation and approves the restricted stock awards for each Section 16 Officer. These restricted shares are entitled to dividends to the same extent as ordinary shares, but the dividends are restricted to the same extent as the underlying security. Once the restricted stock vests, any dividends paid on that stock also vest. We do not have employment agreements with our executive officers.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The table below sets forth information regarding equity awards granted and held by our named executive officers as of the end of fiscal 2019. We have omitted from this table the columns relating to “Option Awards” because they are inapplicable. Also, because Mr. Maltby resigned during 2019, he forfeited all then-outstanding unvested equity awards.

	Stock awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (1) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (1) ($)
D. Yeager	20,000	(2)	$1,025,000	20,000	(3)	$1,025,800
	16,000	(4)	$820,640	20,000	(5)	$1,025,800
	24,000	(7)	$1,230,960
	12,000	(8)	$615,480
	4,840	(9)	$248,244

P. Yeager	6,000	(2)	$307,740	6,000	(3)	$307,740
	4,800	(4)	$246,192	6,000	(5)	$307,740
	4,296	(6)	$220,342
	6,000	(7)	$307,740
	2,800	(8)	$143,612
	402	(9)	$20,619

T. Pizzuto	9,000	(2)	$461,610	9,000	(3)	$461,610
	7,200	(4)	$369,288	9,000	(5)	$461,610
	10,800	(7)	$553,932
	7,200	(8)	$369,288
	3,300	(9)	$169,257

V. Dimond	8,000	(2)	$410,320	8,000	(3)	$410,320
	5,600	(4)	$287,224	7,000	(5)	$359,030
	7,920	(7)	$406,217
	5,280	(8)	$270,811
	1,200	(10)	$61,548
	804	(9)	$41,237

D. Beck	7,000	(2)	$359,030	7,000	(3)	$359,030
	5,600	(4)	$287,224	7,000	(5)	$359,030
	8,400	(7)	$430,836
	5,280	(8)	$270,811
	1,200	(10)	$61,548
	804	(9)	$41,237

(1)	Computed by multiplying the number of shares by $51.29, which was the closing market price of one share of our Class A common stock on December 31, 2019 as reported by Nasdaq.
(2)	Restricted stock remaining from a grant made on January 2, 2019 that vests ratably annually on the date of grant over five years.
(3)	Performance award remaining from grant made on January 2, 2019 that vests over three years.
(4)	Restricted stock remaining from a grant made on January 2, 2018 that vests ratably annually on the date of grant over five years.
(5)	Performance awards remaining from a grant made on January 2, 2018 that vests over three years.
(6)	Restricted stock remaining from a grant made on November 9, 2018 that vests ratably annually on the date of grant over five years.
(7)	Restricted stock remaining from a grant made on January 2, 2017 that vests ratably annually on the date of grant over five years.
(8)	Restricted stock remaining from a grant made on January 2, 2016 that vests ratably annually on the date of grant over five years.
(9)	Restricted stock remaining from a grant made on January 2, 2015 that vests ratably annually on the date of grant over five years.
(10)	Restricted stock remaining from a grant made to Ms. Dimond and Mr. Beck on April 22, 2015 and July 10, 2015, respectively, and that vests ratably annually on the date of grant over five years.

2019 OPTION EXERCISES AND STOCK VESTED

The table below sets forth information regarding awards that vested in our named executive officers during 2019. We have omitted from this table the columns relating to “Option Awards” because they are inapplicable.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
D. Yeager	27,240	$1,013,328
P. Yeager	6,457	$253,411
T. Pizzuto	15,300	$569,160
V. Dimond	8,938	$340,510
D. Beck	9,225	$345,018
D. Maltby (3)	10,600	$394,320

(1)	Represents the gross number of shares acquired upon vesting of restricted stock, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.
(2)
Computed by multiplying the number of shares by the closing market price of one share of our Class A common stock on the vesting date as reported by Nasdaq.  The vesting date for all the shares reported was January 2, 2019 except as follows: P. Yeager (1,074 shares vested on November 9, 2019), V. Dimond (1,200 shares vested on April 22, 2019) and D. Beck (1,200 shares vested on July 12, 2019).

(3)	Because Mr. Maltby resigned during 2019, he forfeited all then-outstanding unvested equity awards.

2019 PENSION BENEFITS

We have omitted the Pension Benefits table because it is inapplicable.

2019 NONQUALIFIED DEFERRED COMPENSATION

Information regarding each Named Executive officer’s participation in our DCP is included in the following table. The material terms of the plan are described after the table. Please also see “Perquisites and Other Compensation” in “Compensation Discussion and Analysis” above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
D. Yeager	$493,269	$28,500	$306,563	$159,528	$4,662,989
P. Yeager	$43,771	$15,000	$27,047	--	$202,714
T. Pizzuto	$84,240	$16,224	$201,332	--	$1,208,560
V. Dimond	$423,360	$13,500	$243,340	$52,561	$1,692,210
D. Beck	$26,892	$12,948	$32,653	$16,809	$157,688
D. Maltby	$52,740	--	$107,492	$17,221	$549,070

(1)	Executive contributions during 2019 are included in “Salary” in the Summary Compensation Table.

(2)	Company contributions are included in “All Other Compensation” in 2019 in the Summary Compensation Table.

(3)	These amounts are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Of the amounts reported, the following were previously reported as compensation in for years prior to 2019 in a Summary Compensation Table: D. Yeager ($1,359,901), P. Yeager ($32,000), T. Pizzuto ($184,010), V. Dimond ($124,950), D. Beck ($-0-) and D. Maltby ($341,674).

Pursuant to the DCP, participating employees can defer up to 50% of their base salary and up to 90% of their annual cash incentive.  The DCP also includes a match by our Company.  The match currently is equal to 50% of the first 6% of contributions to the plan with a maximum match equivalent to 3% of base salary.   The match vests over three years on a cliff basis. The Company match, if vested, and earnings thereon are paid out seven months after separation from service in either a lump sum or over a period of up to ten years, at the employee’s election.

The DCP is funded and does not provide for a fixed rate of return. The amounts deferred or contributed to the DCP are credited to a liability account, which is then invested at the participant’s option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee and reviewed by the Company’s 401(k) committee. The investment options that a participating employee may select track commonly available investment vehicles, including mutual funds, bond funds and money market funds.  Each participating employee selects from a range of investment options. We then provide an investment return equal to the return from the selected investment options.

The employee’s contributions and earnings thereon are paid out upon separation from service or at a predetermined date and may be paid out in a lump sum or over a period of up to ten years. The match is subject to forfeiture if the participant leaves the Company and goes to work for a competitor.

Potential Payments Upon Termination or Change of Control

As required, in the following section we disclose the amount that would have been earned by our named executive officers assuming a change of control on December 31, 2019.

Pursuant to their award agreements under our Long-Term Incentive Plans, the restricted stock of our named executive officers would vest upon a change of control event. Time-based restricted stock awards also vest on death or disability.  Performance-based restricted stock awards, in the discretion of the Compensation Committee, also may vest on death or disability.  Additionally, our DCP provides for the vesting of the Company match and any earnings thereon upon a change in control.

Name(1)	Value of Restricted Stock(2)	Deferred Compensation	Total payout upon Change of Control
D. Yeager	$5,992,724	$58,877	$6,051,601
P. Yeager	$1,861,724	$29,926	$1,891,650
T. Pizzuto	$2,846,595	$34,910	$2,881,505
V. Dimond	$2,246,707	$29,095	$2,275,802
D. Beck	$2,168,746	$28,467	$2,197,213
D. Maltby	--	--	--

(1)	Because Mr. Maltby was not employed as of the end of 2019, there were no amounts that would have been earned by him assuming a change of control on December 31, 2019.

(2)
As of December 31, 2019, our Named Executive Officers owned the following number of shares of unvested restricted stock: D. Yeager (116,840); P. Yeager (36,298); T. Pizzuto (55,500); V. Dimond (43,804); and D. Beck (42,284).

Definition of “Change of Control”

For purposes of the foregoing discussion, a change of control is defined as a change in the beneficial ownership of the Company’s voting stock or a change in the composition of the Board which occurs as follows: (i) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of stock of the Company representing 50 percent or more of the total voting power of the Company’s then outstanding stock; or (ii) A tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board. In case of a tender offer described in this paragraph, the change in control will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment stock of the Company with 25 percent or more of the total voting power of the Company’s stock, or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, stock with 50 percent or more of the total voting power of the Company’s stock when the offer terminates; or (iii) individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

Compensation Committee Interlocks and Insider Participation

Except as disclosed in “Transactions with Management and Others,” none of Ms. Boosalis and Messrs. Slark, Kenny, McNitt, Reaves and Ward, each of whom was a member of our Compensation Committee during all or a portion of 2019: (1) was at any time during 2019 an officer or employee, or was at any time prior to 2019 an officer, of Hub Group or any of our subsidiaries; or (2) had any relationship requiring disclosure under Item 404 of Regulation S-K. Also, none of our executive officers serves, or in the past fiscal year has served, as a director or compensation committee (or equivalent committee) member of any entity that has an executive officer serving as a Hub Group director or Compensation Committee member

Compensation Risk Considerations

The Compensation Committee has concluded that the risks created by our overall compensation program are not reasonably likely to have a material adverse effect on the Company.

Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and our Chief Executive Officer (“CEO”).   This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

•	In 2019, the annual total compensation of the employee identified at median of our company (other than our CEO), was $63,429; and

•	the annual total compensation of the CEO during 2019 for purposes of determining the CEO Pay Ratio was $4,430,221, as set forth in the Summary Compensation Table.

Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was estimated to be 70 to 1.

When identifying the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” we examined our employee population as of November 15, 2019 utilizing the methodology and the material assumptions, adjustments, and estimates below:

•	our employee population for purposes of calculating the pay ratio disclosure was 5,274 after excluding, pursuant to SEC rules, 26 employees who work in Canada and Mexico;

•
To identify the median compensated employee, we used W-2 Box 5 Medicare wages for the period from January 1, 2019 (the first day of 2019) through December 31, 2019 (the last day of 2019), with such amounts annualized for full-time permanent employees that were not employed by us for the entire year; and

•	the median employee’s annual total compensation was calculated using the same methodology we use for our CEO as set forth in the 2019 Summary Compensation Table in this proxy statement.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

SECURITY OWNERSHIP

The following table sets forth the amount of Class A Common Stock and Class B Common Stock beneficially owned by the listed persons as of March 23, 2020.  For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge, these persons have sole investment and voting power over the shares listed. Percentage computations are based upon 33,277,909 shares of our Class A Common Stock and 662,296 shares of our Class B Common Stock , respectively, outstanding as of March 23, 2020.  Beneficial ownership of shares of Class B Common Stock is based on the stock ledger maintained by the Company as of the Record Date and the terms of the Class B Stockholders’ Agreement (the “Stockholders Agreement”).  Any of our officers and directors may be contacted at our executive offices.

	Number
Name	Class A	Percentage	Class B	Percentage
David P. Yeager (1)(2)	342,542	1.02%	662,296	100%
Mark A. Yeager (1) (3)	—	*	662,296	100%
Phillip D. Yeager	61,176	*	—	*
Terri A. Pizzuto	204,911	*	—	*
Vava P. Dimond	74,089	*	—	*
Douglas G. Beck	73,136	*	—	*
Martin P. Slark	111,081	*	—	*
Charles R. Reaves	69,351	*	—	*
Jonathan P. Ward	23,591	*	—	*
James Kenny	21,644	*	—	*
Peter McNitt	15,086	*	—	*
Mary H. Boosalis	13,313	*	—	*
Jenell Ross	—	*
All directors, nominees and executive officers (14 people)	1,074,315	3.2%	662,296	100%
BlackRock, Inc. (4)	5,529,008	16.6%	—	*
The Vanguard Group (5)	3,584,313	10.8%	—	*
Dimensional Fund Advisors L.P. (6)	2,838,130	8.5%	—	*
Diamond Hill Capital Mgt., Inc. (7)	2,769,728	8.3%	—	*
Alliance Bernstein L.P. (8)	1,708,476	5.1%	—	*

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)
David P. Yeager, as trustee, and Mark Yeager, individually and as trustee, are parties to the Stockholders’ Agreement, pursuant to which they have agreed to vote all of their shares of Class B Common Stock in accordance with the vote of the holders of a majority of such shares at a meeting of the Class B Stockholders held prior to the Annual Meeting, or as recommended by the independent directors of the Board of Directors if there is a deadlock among Class B Stockholders or if a quorum of Class B Stockholders cannot be achieved at the meeting of Class B Stockholders after two attempts. See “Solicitation, Meeting and Voting Information - How will the Class B shares be voted at the Annual Meeting?” for more details. Except as provided in footnotes 2 and 3 each of the Yeager family members disclaims beneficial ownership of the shares of Class B Common Stock held by the other Yeager family members. The Class B Common Stock represents approximately 62.6% of the total votes allocable to the Common Stock. Members of the Yeager family own all of the Class B Common Stock.

(2)
Includes 21,454 shares of Class A Common Stock owned by the David P. Yeager Nonexempt Trust, 176,276 shares of Class B Common Stock owned by the DPY 2015 Exempt Children’s Trust, 51,624 shares of Class B Common Stock owned by the Laura C. Yeager 2015 GST Trust, 51,624 shares of Class B Common Stock owned  by the Matthew D. Yeager 2015 GST Trust and 51,624 shares of Class B Common Stock owned by the Phillip D. Yeager 2015 GST Trust and 331,148 shares of Class B Common Stock beneficially owned by Mark A. Yeager, to which David P. Yeager may be deemed to have shared voting discretion pursuant to the Stockholders’ Agreement. See Notes 1 and 3.

(3)
Includes 86,794 shares of Class B Common Stock owned by Mr. Mark A. Yeager individually, 87,866 shares of Class B Common Stock owned by the Alexander B. Yeager 1994 GST Trust, 87,866 shares of Class B Common Stock owned by the Samantha N. Yeager 1994 GST Trust, 48,715 shares of Class B Common Stock owned by the Mark A. Yeager Non-Exempt Trust, and 331,148 shares of Class B Common Stock beneficially owned by David P. Yeager, to which Mark A. Yeager may be deemed to have shared voting discretion pursuant to the Stockholders’ Agreement. Also includes 19,907 shares of Class B Common Stock owned by the Mark A. Yeager Perpetual Trust for which Mark A. Yeager serves as sole trustee and has sole investment and voting discretion. See Notes 1 and 2.

(4)
BlackRock, Inc. (“Blackrock”) has sole dispositive power with respect to 5,529,008 shares of Class A Common Stock and sole voting power with respect to 5,379,257 shares of Class A Common Stock. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. All information is based solely on Amendment No. 11 to Schedule 13G filed by Blackrock with the SEC on February 4, 2020 .

(5)
The Vanguard Group, Inc. (“Vanguard”) has sole dispositive power with respect to 3,551,203 shares of Class A Common Stock, shared dispositive power with respect to 33,110 shares of Class A Common Stock, sole voting power with respect to 32,750 shares of Class A Common Stock and shared voting power with respect to 5,791 shares of Class A Common Stock.  Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. All information is based solely on Amendment No. 8 to Schedule 13G filed by Vanguard with the SEC on February 12, 2020.

(6)
Dimensional Fund Advisors LP (“Dimensional”) has sole dispositive power with respect to 2,838,130 shares of Class A Common Stock and sole voting power with respect to 2,748,289 shares of Class A Common Stock.   The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746. All information is based solely on Amendment No. 3 to Schedule 13G filed by Dimensional with the SEC on February 12, 2020.

(7)
Diamond Hill Capital Management, Inc. (“Diamond Hill”) has sole dispositive power with respect to 2,769,728 shares of Class A Common Stock and sole voting power with respect to 2,657,069 shares of Class A Common Stock. Diamond Hill’s address is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215. All information is based solely on Amendment No. 5 to Schedule 13G filed by Diamond Hill with the SEC on February 12, 2020.

(8)
Alliance Bernstein L.P. (“Alliance Bernstein”) has sole dispositive power with respect to 1,708,476 shares of Class A Common Stock and sole voting power with respect to 1,426,124 shares of Class A Common Stock.   The address of Alliance Bernstein is 1345 Avenue of the Americas, New York, NY 10105. All information is based solely on a Schedule 13G filed by Alliance Bernstein with the SEC on February 18, 2020.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the SEC’s rules, we provide our stockholders each year with the opportunity to cast an advisory vote regarding the compensation paid to our named executive officers as disclosed in the proxy statement.  At our 2019 Annual Meeting, our stockholders overwhelmingly approved the proposal, with over 97% of the votes cast voting in favor of the proposal. Accordingly, this year we again seek your advisory vote to approve the compensation of our named executive officers as we have described in “Compensation Discussion and Analysis” and in the accompanying compensation tables and related narrative discussion in the “Executive Compensation” section of this Proxy Statement.

As discussed in detail in the “Compensation Discussion and Analysis” section above, the Compensation Committee actively oversees our executive compensation program, adopting changes to the program and awarding compensation as appropriate to reflect Hub Group’s circumstances and to promote the main objectives of the program. Our compensation programs are designed to attract, retain, and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals and the realization of increased stockholder value. We firmly believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Our Board is asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. Because your vote is advisory, it will not affect any compensation already paid or awarded to any officer nor will it be binding on or overrule any decisions of the Board or the Compensation Committee. Nevertheless, our Board and the Compensation Committee value our stockholders’ views and intend to consider the outcome of the vote, along with other relevant factors, when making future decisions regarding executive compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This advisory vote is not a vote on the compensation of our Board, as described under “Director Compensation,” or on our compensation policies as they relate to risk management, as described under “Compensation Risk Considerations” in the “Executive Compensation” section above.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors has:

•	reviewed and discussed with management the Company’s annual audited financial statements for 2019;
•
discussed with E&Y, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board “(PCAOB”) and the SEC;

•	received from E&Y the written disclosures and the letter required by applicable requirements of the PCAOB regarding E&Y’s communication with the Audit Committee concerning independence; and
•	discussed with E&Y its independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the December 31, 2019 audited financial statements be included in the Company’s Annual Report on Form 10-K for 2019 for filing with the SEC.

While the Audit Committee has the responsibilities set forth in its charter (including to monitor and oversee the audit processes), the Audit Committee does not have the duty to plan or conduct audits or to determine that Hub Group’s financial statements are complete, accurate or in accordance with generally accepted accounting principles. Hub Group’s management and independent auditor have this responsibility.

This report has been furnished by the members of the Audit Committee:

Peter B. McNitt, Chairman
Mary H. Boosalis
James C. Kenny
Charles R. Reaves
Martin P. Slark
Jonathan P. Ward

The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Hub Group filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Hub Group specifically incorporates this report by reference therein.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF AUDITORS

The Board is asking our stockholders to ratify the Audit Committee’s appointment of Ernst & Young, LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2020. Although we are not required to obtain stockholder ratification of the selection of E&Y, our Board and Audit Committee believe that the selection of an independent registered public accounting firm is an important matter and in the best interests of stockholders.

Who is responsible for the selection of the independent auditor?

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditor that is retained to audit our financial statements.

Was the Audit Committee involved in the lead audit partner selection process?

Yes. Prior to the selection of the current lead audit partner, the Chairman of the Audit Committee interviewed the lead audit partner candidates, and the Audit Committee discussed with management such candidates’ qualifications and experience.

Does the Audit Committee evaluate the independent auditor and the lead audit partner?

Yes. The Audit Committee annually evaluates the lead audit partner, as well as the independent auditor’s qualifications, performance, and independence. The evaluation, which includes the input of management, entails consideration of a broad range of factors, including the quality of services and sufficiency of resources that have been provided; the skills, knowledge, and experience of the firm and the audit team; the effectiveness and sufficiency of communications and interactions; independence and level of objectivity and professional skepticism; reasonableness of fees; and other factors.

Who has the Audit Committee selected as the independent registered public accounting firm?

After conducting the evaluation process discussed above, the Audit Committee selected E&Y as our independent auditor for 2020. E&Y has served in that capacity since October 2002. The Audit Committee and the Board of Directors believe that the continued retention of E&Y is in the best interests of Hub Group and our stockholders.

Will representatives of Ernst & Young LLP attend the Annual Meeting?

Yes. Representatives of E&Y have been requested and are expected to attend the virtual Annual Meeting.  These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to any appropriate questions submitted by stockholders.

What if stockholders do not ratify the appointment?

If the appointment of E&Y as our independent registered public accounting firm for 2020 is not ratified by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the 2020 appointment will stand, unless the Audit Committee finds other good reason to make a change.

The Board unanimously recommends a vote “FOR” Proposal 3.

FEES PAID TO AUDITORS

The fees billed by E&Y in 2019 and 2018 for services provided to us were as follows:

	2019	2018
Audit Fees (1)	$2,625,793	$2,374,500
Audit-Related Fees (2)	$—	$736,178
Tax Fees (3)	$17,000	$17,939
All Other Fees (4)	$400,143	—
TOTAL	$3,042,936	$3,128,617

(1)
“Audit Fees” are the aggregate fees billed by E&Y for professional services rendered for the audit of the Company’s annual financial statements, audit of the effectiveness of the Company’s internal control over financial reporting and review of the financial statements included in the Company’s quarterly reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements during 2019 and 2018.

(2)
“Audit-Related Fees” are the aggregate fees billed by E&Y during for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in the “audit fees” described above. The 2018 Audit-Related Fees relate to acquisitions and divestitures made by the Company, as well as assistance with financial due-diligence for potential acquisitions.  We did not incur any Audit-Related Fees in 2019.

(3)	“Tax Fees” are the aggregate billed by E&Y during 2019 and 2018 for tax compliance, tax advice and tax planning.

(4)	“All Other Fees” in 2019 related to pre-implementation of our ERP conversion.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the Company’s independent auditors and has established pre-approval policies and procedures for such services. Permissible non-audit services are those allowed under SEC regulations. The Audit Committee may approve certain specific categories of permissible non-audit services within an aggregated budgeted dollar limit upon the opinion that such services will not impair the independence of the independent auditor. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre- approved category, or pre-approved permissible non-audit services that exceed the previously approved fees. The Audit Committee’s Chairman (or any Committee member if the Chairman is unavailable) may pre-approve such services between Committee meetings and must report to the Committee at its next meeting with respect to all services so pre-approved. All services provided by E&Y during 2019 and 2018 were approved by the Audit Committee and were permissible under applicable laws and regulations and will continue to be pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

All stockholder proposals and notices discussed below must be mailed to Corporate Secretary, Hub Group, Inc., 2000 Clearwater Drive, Oak Brook, Illinois 60523. Stockholder proposals and director nominations that are not included in our proxy materials will not be considered at any annual meeting of stockholders unless such proposals have complied with the requirements of our amended and restated Bylaws.

Stockholder Proposals

Proposals of eligible stockholders that comply with Exchange Act Rule 14a-8 must be received in writing by the Corporate Secretary no later than December 8, 2020, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2021 Annual Meeting.

New Business at 2021 Annual Meeting

The Company anticipates that the 2021 Annual Meeting will be held in May 2021. If a stockholder desires to submit a proposal for consideration at the 2021 Annual Meeting, written notice of such stockholder’s intent to make such a proposal must be given and received by the Corporate Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail no earlier than February 19, 2021 nor later than March 21, 2021.  Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the 2021 Annual Meeting and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at 2021 Annual Meeting and any material interest of the stockholder in such business. The presiding officer of the 2021 Annual Meeting will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the 2021 Annual Meeting will not be considered.

By order of the Board of Directors,

DOUGLAS G. BECK
Secretary

Oak Brook, Illinois
April 7, 2020

Each stockholder, whether or not he or she expects to access the virtual Annual Meeting, is requested to please vote your proxy either by mail, telephone or over the Internet as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

HUB GROUP, INC. C/O DOUGLAS G. BECK 2000 CLEARWATER DRIVE OAK BROOK, IL 60523 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HUBG2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D08454-Z76950KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYHUB GROUP, INC. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR ALLFor All Withhold All For All ExceptTo withhold authority to vote for any individual nominee(s), mark “For All Except” and write thenumber(s) of the nominee(s) on the line below. 1. Election of Directors ! ! !Nominees: 01) David P. Yeager 02) Mary H. Boosalis 03) James C. Kenny 04) Peter B. McNitt 05) Charles R. Reaves 06) Martin P. Slark 07) Jonathan P. Ward 08) Jenell R. RossThe Board of Directors recommends you vote FOR the following proposals: 2. Advisory vote to approve executive compensation. 3. Ratification of the selection of Ernst & Young LLP as Hub Group’s independent registered accounting firm. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Annual Report and Proxy Statement are available at www.proxyvote.com. D08455-Z76950HUB GROUP, INC. Annual Meeting of Shareholders May 20, 2020 10:00 AM, CDT This proxy is solicited by the Board of DirectorsThe shareholder(s) hereby appoint(s) David P. Yeager, Phillip D. Yeager and Douglas G. Beck, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of HUB GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on May 20, 2020, virtually at www.virtualshareholdermeeting.com/HUBG2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side